FREE WRITING PROSPECTUS SUPPLEMENT


                               IndyMac MBS, Inc.
                                   Depositor

                          [IndyMac Bank, F.S.B. LOGO]

                         Sponsor, Seller and Servicer

                    Residential Asset Securitization Trust
                      Mortgage Pass-Through Certificates
                             (Issuable in Series)
                         Distributions payable monthly

------------------
Consider carefully     The Trusts
the risk factors
beginning on page      Each Residential Asset Securitization Trust will be
S-8 in this free       established to hold assets transferred to it by IndyMac
writing prospectus     MBS, Inc. The assets held by each issuing entity will be
supplement and on      specified in the prospectus supplement for the particular
page 4 in the          trust and will generally consist of first lien mortgage
prospectus attached    loans secured by one- to four-family residential
hereto as Annex I.     properties. The mortgage loans will have been purchased
                       by IndyMac MBS, Inc. from IndyMac Bank, F.S.B. The mortgage loans will be serviced by IndyMac Bank, F.S.B.

                       The Certificates

                       IndyMac MBS, Inc. will sell the certificates pursuant to a prospectus supplement. The certificates will be grouped into one or more series, each having its own designation. Each series will be issued in one or more classes and each class will evidence beneficial ownership of a specified portion of future payments secured by the assets held by the related issuing entity. A prospectus supplement for a series will specify all of the terms of the series and each of the classes in the series.
------------------



The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates with a file number of 333-127556. Before you invest, you should read the prospectus in that registration statement, the prospectus attached to this free writing prospectus as Annex I and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Although a registration statement (including the prospectus) relating to the securities discussed in this free writing prospectus supplement has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the securities discussed herein has not been filed with the Securities and Exchange Commission. Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the securities discussed in this communication for definitive information on any matter discussed in this free writing prospectus supplement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this free writing prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.



                                 March 2, 2006

                               Table of Contents


Free Writing Prospectus Supplement      Page
--------------------------------------------
Summary....................................3
Risk Factors...............................8
The Mortgage Pool.........................19
The Seller................................22
Servicing of the Mortgage Loans...........25
Static Pool Data..........................29
The Depositor.............................29
The Issuing Entity........................30
The Trustee...............................30
Description of the Certificates...........32
Yield, Prepayment and
  Maturity Considerations.................49
Credit Enhancement........................52
Tax Consequences..........................53
ERISA Considerations......................53
Index of Defined Terms....................54
Annex I - Prospectus

Annex I
-------
Prospectus                              Page
----------                              ----
  Risk Factors.............................4
  The Issuing Entity......................18
  Use of Proceeds.........................29
  The Depositor...........................29
  Mortgage Loan Program...................29
  Description of the Certificates.........32
  Credit Enhancement......................46
  Yield and Prepayment Considerations.....50
  The Pooling and Servicing Agreement.....52
  Certain Legal Aspects of the
  Mortgage Loans..........................66
  Material Federal Income
  Tax Consequences........................72
  State Tax Considerations................94
  ERISA Considerations....................95
  Legal Investment........................97
  Method of Distribution..................98
  Legal Matters...........................99
  Financial Information...................99
  Rating..................................99
  Index of Principal Terms...............101

                                    Summary

This summary highlights selected information about the offering transactions and does not contain all of the information that you need to consider in making your investment decision. The terms of each series and each of the classes in a series have not yet been determined. The certificates in an offering and the other circumstances of the offering that have not yet been specified will be fully described in a prospectus supplement when it is available. To understand all of the terms of an offering of the certificates, read this entire free writing prospectus supplement, including the prospectus attached as Annex I, and, when available, the prospectus supplement relating to the applicable series of certificates carefully.

Issuing Entity

The issuing entity for a series of certificates will be the Residential Asset Securitization Trust specified on the front cover of the related prospectus supplement.

The Certificates

The certificates being offered in a series will be specified in the related prospectus supplement. The assets of a particular issuing entity will support both the offered certificates and other classes of certificates.

The Mortgage Loans

The mortgage pool securing the certificates will consist of fixed-rate mortgage loans secured by first liens on one- to four-family residential properties. The mortgage loans will have been purchased by the depositor from the seller.

The mortgage pool may also be segregated into multiple loan groups for the purposes of allocating distributions among the classes of certificates offered by that series. Your certificates may be related to one or more of the loan groups.

See "The Mortgage Pool" in this free writing prospectus supplement, "The Trust Fund -- The Mortgage Loans -- General" in the attached prospectus and "The Mortgage Pool" in the prospectus supplement relating to the applicable series of certificates.

Depositor

IndyMac MBS, Inc., a Delaware corporation, is a limited purpose finance subsidiary of IndyMac Bank, F.S.B. Its address is 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is (800) 669-2300.

Seller and Servicer

IndyMac Bank, F.S.B.

Trustee

Deutsche Bank National Trust Company.

Pre-Funding Account and Capitalized Interest Account

A particular series may provide for the purchase of additional mortgage loans after the related closing date if the aggregate stated principal balance of the mortgage loans in one or more loan groups transferred to that issuing entity on the related closing date is less than the amount specified in the related prospectus supplement. The related prospectus supplement will specify the amount required to be deposited in a pre-funding account to be used through the end of the related pre-funding period (which, generally, will not exceed 90 days) to purchase subsequent mortgage loans for that trust. Any amounts not used for that purpose will be paid to holders of the related senior certificates as a prepayment of principal no later than the distribution date following the end of the pre-funding period.

Because some of the mortgage loans in an issuing entity may not be acquired by the issuing entity until after the closing date for that issuing entity, there may not be sufficient interest collections from the mortgage loans in that issuing entity to pay all the interest due on the related certificates during the pre-funding period. If a pre-funding account is funded, a capitalized interest account may be established and funded on the closing date of that series to cover those shortfalls.

Third Party Insurers

If so specified in the prospectus supplement relating to any series of certificates, one or more classes of certificates may have the benefit of certificate guaranty insurance policies issued by a third party insurer. The insurer or insurers that would issue any such financial guaranty insurance policy are referred to in this free writing prospectus supplement as the "Third Party Insurer." The references to the Third Party Insurer in this free writing prospectus supplement are applicable only if classes of certificates in the series have the benefit of financial guaranty insurance policy.

Any Third Party Insurer may be granted a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the certificates. Any insurance policy issued by a Third Party Insurer will not cover, and will not benefit in any manner whatsoever, the certificates other than those specified in the related prospectus supplement.

See "Risk Factors--Rights of the Third Party Insurer" in this free writing prospectus supplement.

Distribution Dates

We will make monthly distributions on the day specified in the related prospectus supplement, which will generally be the 25th day of a month. If the 25th day of a month is not a business day, then we will make distributions on the next business day.

The first distribution date for any series of certificates will be specified in the prospectus supplement for that series.

Interest Distributions

Interest will accrue at the rate described in the prospectus supplement for a series of certificates on each interest-bearing class of certificates on the basis of a 360 day year divided into twelve 30 day months. The interest accrual period for any class of adjustable-rate certificates will be the one-month period commencing on the 25th day of the month before the month in which that distribution date occurs and ending on the 24th day of the month in which the distribution date occurs. The interest accrual period for each other class of interest-bearing certificates for any distribution date will be the calendar month before the distribution date.

See "Description of the Certificates--Interest" in this prospectus supplement.

If so specified in the prospectus supplement applicable to a series of certificates, the issuing entity may have the benefit of one or more yield maintenance agreements for the benefit of one or more classes of certificates. Amounts paid under a yield maintenance agreement will be available as described in the final prospectus supplement to pay the yield supplement amount to certain classes of certificates if LIBOR exceeds a rate specified in the prospectus supplement applicable to a series of certificates, subject, if applicable, to a maximum rate.

Payments under a yield maintenance agreement will be made prior to each distribution date as described in the prospectus applicable to a series of certificates to and including the related yield maintenance agreement termination date.

Any amounts received on a yield maintenance agreement on the earlier of the distribution date on which the class certificate balance of the related class or classes is reduced to zero and the related yield maintenance agreement termination date that remain in the related yield maintenance reserve fund after making required distributions on the related class or classes of certificates will be distributed to the cap counterparty on that distribution date, as provided in the pooling and servicing agreement.

See "Description of the Certificates--Yield Supplement Amount" in this free writing prospectus supplement.

When a borrower makes a full or partial prepayment on a mortgage loan, the amount of interest that the borrower is required to pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. The master servicer is required to reduce its servicing compensation to offset this shortfall but the reduction for any distribution date is limited to an amount equal to the product of one-twelfth of 0.125% multiplied by the pool balance as of the first day of the prior month. If the aggregate amount of interest shortfalls resulting from prepayments on the mortgage loans exceeds the amount of the reduction in the master servicer's servicing compensation the interest entitlement for each class of interest-bearing certificates will be reduced proportionately by the amount of this excess.

See "Servicing of Mortgage Loans--Servicing Compensation and Payment of Expenses" and "--Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans" in this free writing prospectus supplement.

Principal Distributions

Principal will be distributed on each class of certificates entitled to receive principal distributions on each distribution date as described in this free writing prospectus supplement.

If so specified in the prospectus supplement applicable to a series of certificates, notional amount certificates may be issued.

See "Description of the Certificates--Principal" in this free writing prospectus supplement.

Optional Termination of the Issuing Entity

If so specified in the prospectus supplement relating to the applicable series of certificates, the servicer, the depositor, the holder of a class of certificates specified in the prospectus supplement and/or the Third Party Insurer may have the option to purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the issuing entity declines to a specified percentage of the aggregate stated principal balance of the mortgage loans as of the applicable cut-off date.

Advances

The servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal distributions on the certificates and are not intended to guarantee or insure against losses.

See "Servicing of the Mortgage Loans -- Advances" in this free writing prospectus supplement and in the prospectus supplement relating to the applicable series of certificates.

Priority of Distributions

On each distribution date amounts available from each loan group will be applied in the following order of priority:

1. to interest on the interest-bearing classes of the senior certificates relating to that loan group in the manner, order and priority described in this free writing prospectus supplement under "Description of the Certificates -- Interest";

2. to principal of the classes of the senior certificates relating to that loan group entitled to receive payments of principal in the manner, order and priority described in this free writing prospectus supplement under "Description of the Certificates -- Principal";

3. to any deferred amounts payable on the Class PO Component relating to that loan group, as described in this free writing prospectus supplement under "Description of the Certificates--Principal"; and

4. from remaining available funds from both loan groups, to interest on and then principal of each class of subordinated certificates, in order of their numerical class designations, beginning with the Class B 1 Certificates, as described in this free writing prospectus supplement under "Description of the Certificates -- Principal."

Credit Enhancement for the Certificates

Credit enhancements provide limited protection to holders of certain classes of certificates against shortfalls in payments received on the mortgage loans and realized losses on the mortgage loans. As specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of credit enhancement:

    o the subordination of one or more classes of the certificates of the series,

    o the preferential allocation of prepayments on the mortgage loans to the senior certificates in order to increase the level of subordination in the issuing entity,

    o   overcollateralization,

    o   excess interest,

    o   letter of credit,

    o financial guaranty insurance policy issued by an entity named in the prospectus supplement covering one or more classes of certificates,



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

    o   surety bond,

    o   bankruptcy bond,

    o   special hazard insurance policy,

    o   guaranteed investment contract,

    o   one or more reserve funds,

    o   one or more derivative contracts,

    o insurance on the mortgage loans, which may be FHA Insurance, a VA Guarantee or a mortgage pool insurance policy,

    o   cross-collateralization feature, or

    o another method of credit enhancement described in the prospectus supplement.

No form of credit enhancement can provide protection against all risks of loss or guarantee repayment of the entire certificate balance of the certificates and interest thereon. If losses occur that exceed the amount covered by credit enhancement, certificateholders of the applicable series will bear their allocable share of any deficiencies.

See "Risk Factors" in this free writing prospectus supplement and "Risk Factors" in the attached prospectus.

Yield Enhancement for the Certificates

Yield enhancements provide limited protection to holders of certain classes of certificates against reductions in the return on your investment that may be caused by fluctuations in pass-through rates on the certificates and/or interest rates on the related pool of mortgage loans. As specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of yield enhancement:

    o   one or more reserve funds,

    o   one or more derivative contracts,

    o the application of interest distributions on one or more classes of certificates to cover certain interest rate shortfalls experienced by other classes of certificates, or

    o another method of yield enhancement described in the prospectus supplement.

No form of yield enhancement can provide protection against all risks of loss on investment return. If circumstances occur that are not anticipated by the method of yield enhancement provided by the related issuing entity, certificateholders of the applicable series will suffer the corresponding reduction in the yields on their investment.

See "Risk Factors" in this free writing prospectus supplement and "Risk Factors" in the attached prospectus.

Tax Status of the Certificates

Unless otherwise specified in the prospectus supplement for the applicable series of certificates, for federal income tax purposes the related issuing entity (exclusive of rights under any trust assets specified in the applicable prospectus supplement) will consist of one or more REMICs. The prospectus supplement for each series of certificates will specify which classes of certificates will constitute regular or residual interests in the REMICs and whether there are investors who would be subject to taxation if they purchased particular classes of certificates because of the features of those classes of certificates.

In addition, depending upon the forms of credit enhancement and yield enhancement employed with respect to a particular series of certificates, one or more classes of certificates in that series may also represent taxable contractual rights and/or obligations for federal income tax purposes.

See "Material Federal Income Tax Consequences" in the attached prospectus.

ERISA Considerations

The prospectus supplement relating to each series of certificates will specify which classes may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan. The applicable prospectus supplement will also specify the conditions that must be met for any such acquisition.

See "ERISA Considerations" in the attached prospectus.

Legal Investment

Any class of certificates in a series that is rated upon initial issuance in one of the two highest rating categories by at least one nationally recognized statistical rating organization will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are so rated.

See "Legal Investment" in the attached prospectus.

                                 Risk Factors

The following information, which you should carefully consider, identifies certain significant sources of risk associated with an investment in the certificates. You should also carefully consider the information under "Risk Factors" beginning on page 4 in the attached prospectus.


Your Yield Will Be Affected by How      Borrowers may, at their option, prepay
Borrowers Repay Their Mortgage          their mortgage loans in whole or in part
Loans                                   at any time. We cannot predict the rate
                                        at which borrowers will repay their
                                        mortgage loans. A prepayment of a
                                        mortgage loan, however, will usually
                                        result in a prepayment on the
                                        certificates. The issuing entity's
                                        prepayment experience may be affected
                                        by many factors, including:

                                        o   general economic conditions,

                                        o   the level of prevailing interest
                                            rates,

                                        o   the availability of alternative
                                            financing,

                                        o   applicability of prepayment
                                            charges, and

                                        o   homeowner mobility.

                                        The rate and timing of prepayments of
                                        the mortgage loans will affect the
                                        yields to maturity and weighted
                                        average lives of the related classes
                                        of certificates.

                                        Any reinvestment risks from faster or
                                        slower prepayments of mortgage loans
                                        will be borne entirely by the holders
                                        of the related classes of
                                        certificates.

                                        o   If you purchase your certificates
                                            at a discount or you purchase
                                            principal only certificates and
                                            principal is repaid slower than
                                            you anticipate, then your yield
                                            may be lower than you anticipate.

                                        o   If you purchase your certificates
                                            at a premium or you purchase
                                            notional amount certificates and
                                            principal is repaid faster than
                                            you anticipate, then your yield
                                            may be lower than you anticipate.

                                        o   If you purchase notional amount
                                            certificates and principal is
                                            repaid faster than you anticipate,
                                            then you may not fully recover
                                            your initial investment.

                                        o   If so specified in the prospectus
                                            supplement relating to the
                                            applicable series of certificates,
                                            some or all of the mortgage loans
                                            may require the borrower to pay a
                                            charge if the borrower prepays the
                                            mortgage loan during periods of up
                                            to five years after the mortgage
                                            loan was originated. A prepayment
                                            charge may discourage a borrower
                                            from prepaying the mortgage loan
                                            during the applicable period. As
                                            specified in the prospectus
                                            supplement relating to any
                                            applicable series of certificates,
                                            prepayment charges may be
                                            distributed to specified classes
                                            of certificates and may not be
                                            distributed to the holders of
                                            other classes of certificates.

                                        o   If mortgage loans with relatively
                                            higher mortgage rates prepay, the
                                            pass-through rate on one or more
                                            of the related classes of
                                            certificates may be reduced and
                                            your yield may be lower than you
                                            anticipate.

Your Yield May Be Affected by the       If so specified in the prospectus
Interest Only Feature of Some of        supplement relating to the applicable
the Mortgage Loans                      series of certificates, some or all of
                                        the mortgage loans may require monthly
                                        payments of only accrued interest for
                                        a period of up to fifteen years after
                                        origination. The borrower is not
                                        required to pay any principal on the
                                        borrower's loan during this interest
                                        only period but thereafter is required
                                        to make monthly payments sufficient to
                                        amortize the loan over its remaining
                                        term. These loans are sometimes
                                        referred to as interest only loans.
                                        Interest only loans have only recently
                                        been originated in significant
                                        volumes. As a result, the long-term
                                        performance characteristics of
                                        interest only loans are largely
                                        unknown.

                                        Because interest only loans initially
                                        require only the payment of interest,
                                        a borrower who otherwise would not
                                        have qualified for a fully-amortizing
                                        mortgage loan may be able to qualify
                                        for an interest only loan or a
                                        borrower may qualify to borrow a
                                        larger amount than would have been the
                                        case for a fully amortizing mortgage
                                        loan.

                                        Interest only loans may have risks and
                                        payment characteristics that are not
                                        present with fully amortizing mortgage
                                        loans, including the following:

                                        o   no principal distributions will be
                                            made to the related
                                            certificateholders from interest
                                            only loans during their interest
                                            only period except in the case of
                                            a prepayment, which may extend the
                                            weighted average lives of the
                                            certificates,

                                        o   during the interest only period,
                                            interest only loans may be less
                                            likely to be prepaid since the
                                            perceived benefits of refinancing
                                            may be less than with a fully
                                            amortizing mortgage loan,

                                        o   as the end of the interest only
                                            period approaches, an interest
                                            only loan may be more likely to be
                                            refinanced in order to avoid the
                                            increase in the monthly payment
                                            required to amortize the loan over
                                            its remaining term,

                                        o   interest only loans may be more
                                            likely to default than fully
                                            amortizing loans following the end
                                            of the interest only period due to
                                            the increased monthly payment
                                            required to amortize the loan over
                                            its remaining term, and

                                        o   if an interest only loan defaults,
                                            the severity of loss may be
                                            greater due to the larger unpaid
                                            principal balance.

If the Series Allows for the            If a particular series of certificates
Purchase of Subsequent Mortgage         employs a prefunding mechanism to
Loans, There Is A Risk of Possible      purchase additional mortgage loans a
Prepayment Due to Inability to          loan group, the ability of that issuing
Acquire Subsequent Mortgage Loans       entity to acquire subsequent mortgage
                                        loans depends on the ability of the
                                        seller to originate or acquire
                                        mortgage loans during the pre-funding
                                        period specified in the
                                        related prospectus supplement (which
                                        generally will not exceed 90 days) and
                                        that meet the eligibility criteria for
                                        subsequent mortgage loans described
                                        therein. The ability of the seller to
                                        originate or acquire eligible
                                        subsequent mortgage loans will be
                                        affected by a number of factors,
                                        including prevailing interest rates,
                                        employment levels and economic
                                        conditions generally.

                                        If any of the amounts on deposit in
                                        the pre-funding account allocated to
                                        purchase subsequent mortgage loans
                                        cannot be used for that purpose, those
                                        amounts will be distributed to the
                                        senior certificateholders as a
                                        prepayment of principal on the first
                                        distribution date following the end of
                                        the pre-funding period.

                                        The ability of the issuing entity to
                                        acquire subsequent mortgage loans with
                                        particular characteristics will also
                                        affect the size of the principal
                                        payment the related classes of senior
                                        certificates in that series.

The Yields on Floating Rate and         The pass-through rate on any class of
Inverse Floating Rate Certificates      floating rate certificates for any
Will Be Affected by the Level of        distribution date will be equal to the
the Applicable Interest Rate Index      value of the applicable interest rate
                                        index plus any related margin, but may
                                        be subject to a cap and/or floor. The
                                        pass-through rate on any class of
                                        inverse floating rate certificates for
                                        any distribution date will equal a
                                        specified fixed rate minus the related
                                        index, but may be subject to a cap
                                        and/or floor, which floor may be as
                                        low as 0%. For any such class of
                                        certificates your yield will be
                                        sensitive to:

                                        o   the level of the applicable
                                            interest rate index,

                                        o   the timing of adjustment of the
                                            pass-through rate on those
                                            certificates as it relates to the
                                            interest rates on the related
                                            mortgage loans and

                                        o   other limitations on the
                                            pass-through rates of those
                                            certificates as described further
                                            in the prospectus supplement
                                            relating to the applicable series
                                            of certificates.

                                        Because the mortgage loans are
                                        fixed-rate mortgage loans, there will
                                        not be a correlation in movement
                                        between the interest rates on the
                                        mortgage loans and the pass-through
                                        rates of the related classes of
                                        certificates.

                                        While it may be intended that
                                        reductions in distributions of
                                        interest to a class of adjustable rate
                                        certificates by operation of the
                                        applicable net rate cap be offset by
                                        amounts allocable to the issuing
                                        entity in respect of one or more forms
                                        of yield maintenance enhancement, we
                                        cannot assure you that any amounts
                                        will be available from those sources,
                                        or sufficient, to make any such
                                        distributions. In addition, to the
                                        extent that any such form of yield
                                        maintenance enhancement benefiting a
                                        class of certificates is derived from
                                        distributions otherwise payable to one
                                        or more other classes of certificates,
                                        investors in the certificates
                                        benefiting from the yield enhancement
                                        arrangement should consider the
                                        expected distributions otherwise
                                        distributable to those other classes
                                        of certificates, and investors in the
                                        classes of certificates providing the
                                        yield maintenance enhancement should
                                        consider the likelihood that amounts
                                        otherwise distributable on their
                                        certificates will be applied to
                                        provide yield enhancement to the
                                        benefited classes of certificates.

Subordinated Certificates Have A        When certain classes of certificates
Greater Risk of Loss Than Senior        provide credit enhancement for other
Certificates and Subordination May      classes of certificates this is
Not Be Sufficient to Protect            sometimes referred to as
Senior Certificates from Losses         "subordination." The subordination
                                        feature is intended to increase the
                                        likelihood that related senior
                                        certificateholders will receive
                                        regular distributions of interest and
                                        principal.

                                        If so specified in the prospectus
                                        supplement relating to the applicable
                                        series of certificates, credit
                                        enhancement in the form of
                                        subordination will be provided for the
                                        classes of certificates of that
                                        series, first, by the right of the
                                        holders of the classes of senior
                                        certificates to receive payments of
                                        principal on the mortgage loans prior
                                        to the related classes of subordinated
                                        certificates and, second, by the
                                        allocation of realized losses on the
                                        related mortgage loans to reduce the
                                        class certificate balances of the
                                        related classes of subordinated
                                        certificates, generally in the inverse
                                        order of their priority of
                                        distribution, before any realized
                                        losses on the related mortgage loans
                                        are allocated to one or more of the
                                        classes of senior certificates.

                                        You should fully consider the risks of
                                        investing in a class of subordinated
                                        certificates, including the risk that
                                        you may not fully recover your initial
                                        investment as a result of realized
                                        losses on the related mortgage loans.
                                        In addition, investors in a class of
                                        senior certificates should consider
                                        the risk that, after the credit
                                        enhancement provided by excess
                                        cashflow and overcollateralization (if
                                        any) have been exhausted, the
                                        subordination of the related classes
                                        of subordinated certificates may not
                                        be sufficient to protect the senior
                                        certificates from losses.

Risks Related to Allocations of         After the credit enhancement provided by
Realized Losses on the Related          excess cashflow and
Mortgage Loans                          overcollateralization has been
                                        exhausted, or if the structure of
                                        the particular series does not provide
                                        for overcollateralization, collections
                                        on the mortgage loans otherwise
                                        payable to the related subordinated
                                        classes will comprise the sole source
                                        of credit enhancement for the senior
                                        certificates. Realized losses on the
                                        related mortgage loans are allocated
                                        to the classes of subordinated
                                        certificates, beginning with the class
                                        of subordinated certificates then
                                        outstanding with the lowest payment
                                        priority, until the class certificate
                                        balance of each class of subordinated
                                        certificates has been reduced to zero.
                                        If the aggregate class certificate
                                        balance of the subordinated
                                        certificates were to be reduced to
                                        zero, delinquencies and defaults on
                                        the mortgage loans would reduce the
                                        amount of funds available for monthly
                                        distributions to holders of the senior
                                        certificates and may result in the
                                        allocation of realized losses to one
                                        or more classes of senior
                                        certificates.

Excess Interest from the Mortgage       The structure of a particular series may
Loans                                   provide for credit

May Not Provide Adequate                enhancement through
Credit Enhancement in a                 overcollateralization. The amount by
Transaction Employing                   which  the aggregate stated principal
Overcollateralization as a Feature      balance of  the mortgage loans exceeds
                                        the aggregate class certificate
                                        balance of the related classes of
                                        certificates is called
                                        "overcollateralization." If the
                                        prospectus supplement for any
                                        applicable series of certificates
                                        indicates that credit enhancement for
                                        that series will be provided by
                                        overcollateralization, the initial
                                        level of overcollateralization (that
                                        is, the overcollateralization on the
                                        closing date) and the required level
                                        of overcollateralization will each be
                                        specified therein.
                                        Overcollateralization typically is
                                        used as credit enhancement when the
                                        mortgage loans are expected to
                                        generate more interest than is needed
                                        to pay interest on the related classes
                                        of certificates because the weighted
                                        average interest rate on the mortgage
                                        loans is expected to be higher than
                                        the weighted average pass-through rate
                                        on the related classes of certificates
                                        plus the weighted average expense fee
                                        rate. In the event that the level of
                                        overcollateralization is reduced, the
                                        resulting "excess interest" will be
                                        used to make additional principal
                                        distributions on the related classes
                                        of certificates to the extent
                                        described in the applicable prospectus
                                        supplement. Overcollateralization is
                                        intended to provide limited protection
                                        to the holders of the applicable
                                        series of certificates by absorbing
                                        losses from liquidated mortgage loans.
                                        However, we cannot assure you that
                                        enough excess interest will be
                                        generated on the mortgage loans to
                                        maintain any required levels of
                                        overcollateralization.

                                        The excess interest available on any
                                        distribution date will be affected by
                                        the actual amount of interest
                                        received, collected or advanced in
                                        respect of the mortgage loans for that
                                        distribution date. That amount will be
                                        influenced by changes in the weighted
                                        average of the mortgage rates
                                        resulting from prepayments and
                                        liquidations of the mortgage loans. If
                                        the pass-through rate on one or more
                                        classes is limited by the applicable
                                        net rate cap, there may be little or
                                        no excess interest available to
                                        provide credit enhancement.

                                        If the protection afforded by
                                        overcollateralization for any
                                        applicable series is insufficient,
                                        then the holders of the certificates
                                        of that series may experience a loss
                                        on their investment.

Certain Interest Shortfalls May         When a borrower makes a full or partial
Affect Distributions on the             prepayment on a mortgage loan, the
Related Certificates                    amount of interest that the borrower is
                                        required to pay may be less than the
                                        amount of interest certificateholders
                                        would otherwise be entitled to receive
                                        with respect to the mortgage loan. The
                                        servicer is required to reduce its
                                        servicing fee to offset this
                                        shortfall, but the reduction for any
                                        distribution date will limited to all
                                        or a portion of the servicing fee for
                                        the related month.

                                        In a transaction that employs
                                        overcollateralization as a credit
                                        enhancement feature, if the aggregate
                                        amount of interest shortfalls on the
                                        related mortgage loans resulting from
                                        prepayments exceeds the amount of the
                                        reduction in the servicing fee, the
                                        amount of interest available to make
                                        distributions of interest to the
                                        related classes of certificates and to
                                        maintain or restore any related level
                                        of overcollateralization will be
                                        reduced.

                                        In a transaction that does not employ
                                        overcollateralization as a credit
                                        enhancement feature, if the aggregate
                                        amount of interest shortfalls on the
                                        related mortgage loans resulting from
                                        prepayments exceeds the amount of the
                                        reduction in the servicing fee, the
                                        amount of interest available to make
                                        distributions of interest to the
                                        related classes of certificates will
                                        be reduced and the interest
                                        entitlement for each class of
                                        certificates will be reduced
                                        proportionately.

                                        In addition, your certificates may be
                                        subject to certain shortfalls in
                                        interest collections (or reductions in
                                        excess interest, if the series employs
                                        overcollateralization as a credit
                                        enhancement feature) arising from the
                                        application of the Servicemembers
                                        Civil Relief Act and similar state and
                                        local laws (referred to in this free
                                        writing prospectus supplement as the
                                        Relief Act). The Relief Act provides
                                        relief to borrowers who enter active
                                        military service and to borrowers in
                                        reserve status who are called to
                                        active duty after the origination of
                                        their mortgage loan. The Relief Act
                                        provides generally that these
                                        borrowers may not be charged interest
                                        on a mortgage loan in excess of 6% per
                                        annum during the period of the
                                        borrower's active duty. These
                                        shortfalls are not required to be paid
                                        by the borrower at any future time,
                                        will not be advanced by the servicer,
                                        and will reduce accrued interest on
                                        each class of certificates on a pro
                                        rata basis. In addition, the Relief
                                        Act imposes certain limitations that
                                        would impair the servicer's ability to
                                        foreclose on an affected mortgage loan
                                        during the borrower's period of active
                                        service and, under some circumstances,
                                        during an additional period
                                        thereafter. In addition, pursuant to
                                        the laws of various states, under
                                        certain circumstances, payments on
                                        mortgage loans by residents in such
                                        states who are called into active duty
                                        with the National Guard or the
                                        reserves will be deferred. These state
                                        laws may also limit the ability of the
                                        servicer to foreclose on the related
                                        mortgaged property. This could result
                                        in delays or reductions in payment and
                                        increased losses on the mortgage loans
                                        that would be borne by you. See "Risk
                                        Factors - Impact of World Events" in
                                        the prospectus.

A Withdrawal or Downgrade in the        If one or more classes of certificates
Ratings Assigned to any Credit          of a series will benefit from a form of
Enhancer May Affect the Value of        credit enhancement provided by a third
the Related Classes of Certificates     party, such as a limited financial
                                        guaranty policy or a derivative
                                        instrument, the ratings on those
                                        classes may depend primarily on an
                                        assessment by the rating agencies of
                                        the mortgage loans and on the
                                        financial strength of the credit
                                        enhancement provider. Any reduction in
                                        the ratings assigned to the financial
                                        strength of the credit enhancement
                                        provider will likely result in a
                                        reduction in the ratings of the
                                        classes of certificates that benefit
                                        from the credit enhancement. A
                                        reduction in the ratings assigned to
                                        those certificates would reduce the
                                        market value of the certificates and
                                        may affect your ability to sell them.

                                        The rating by each of the rating
                                        agencies of the certificates of
                                        any series is not a recommendation to
                                        purchase, hold or sell the
                                        certificates because that rating does
                                        not address the market price or
                                        suitability for a particular investor.
                                        The rating agencies may reduce or
                                        withdraw the ratings on the
                                        certificates at any time they deem
                                        appropriate. In general, the ratings
                                        address credit risk and do not address
                                        the likelihood of prepayments.

The Right of a Class of                 A class of certificates of a series may
Certificates to Receive Certain         bear interest at a pass-through rate
Interest Distributions May Depend       that is subject to a cap, but
on the Creditworthiness of a Third      nevertheless that class may be entitled
Party                                   to receive interest distributions in
                                        excess of that cap from excess
                                        cashflow (if provided for in the
                                        related prospectus supplement and if
                                        available) or from certain sources
                                        other than the related mortgage loans,
                                        such as a derivative instrument or a
                                        reserve fund established to cover
                                        those distributions. In the event that
                                        a series of certificates provides for
                                        excess cashflow to cover those
                                        interest distributions in excess of
                                        the cap, investors in that class of
                                        certificates should consider that
                                        excess cashflow may not be available
                                        to fund those distributions. In the
                                        event that a series of certificates
                                        does not provide for excess cashflow,
                                        investors in the applicable classes of
                                        certificates will have to look
                                        exclusively to the sources of payment
                                        other than the mortgage loans and will
                                        have to consider that those other
                                        sources may be limited, may be
                                        provided by and depend solely on third
                                        parties, and may therefore be subject
                                        to counterparty risk. In the event
                                        that those sources include third party
                                        providers, investors in the affected
                                        classes of certificates should
                                        consider that the ratings assigned to
                                        the applicable third party provider
                                        may be lower than the ratings of the
                                        affected classes of certificates.
                                        Unless otherwise specified in the
                                        related prospectus supplement, the
                                        ratings assigned to any class of
                                        certificates that may receive interest
                                        distributions in excess of the
                                        applicable cap will not address the
                                        likelihood of receipt of any such
                                        interest distributions.

Your Yield Will Be Affected By How      The timing of principal distributions on
Distributions Are Allocated To The      any class of certificates will be
Certificates                            affected by a number of factors,
                                        including:

                                        o   the extent of prepayments on the
                                            related mortgage loans,

                                        o   how distributions of principal are
                                            allocated among the classes of
                                            certificates in the applicable
                                            series,

                                        o   whether the servicer, depositor or
                                            Third Party Insurer, as
                                            applicable, exercises its right to
                                            terminate the issuing entity,

                                        o   the rate and timing of payment
                                            defaults and losses on the related
                                            mortgage loans,

                                        o   repurchases of related mortgage
                                            loans as a result of material
                                            breaches of representations and
                                            warranties, and

                                        o   with respect to the senior
                                            certificates, if there is
                                            prefunding in the related series
                                            and if funds are required to be
                                            deposited in the pre-funding
                                            account on the closing date, by
                                            the availability of subsequent
                                            mortgage loans.

                                        Because distributions on the
                                        certificates are dependent upon the
                                        payments on the applicable mortgage
                                        loans, we cannot guarantee the amount
                                        of any particular distribution or the
                                        amount of time that will elapse before
                                        an issuing entity is terminated.

                                        See "Description of the Certificates
                                        -- Principal," and " -- Optional
                                        Termination" in the prospectus
                                        supplement relating to the applicable
                                        series of certificates for a
                                        description of the manner in which
                                        principal will be paid to the
                                        certificates. See "The Mortgage Pool
                                        -- Assignment of the Mortgage Loans"
                                        in the prospectus supplement relating
                                        to the applicable series of
                                        certificates for more information
                                        regarding the repurchase or
                                        substitution of mortgage loans.

The Certificates May Not Be             The certificates may not be an
Appropriate for Some Investors          appropriate investment for investors who
                                        do not have sufficient resources or
                                        expertise to evaluate the particular
                                        characteristics of each applicable
                                        class of certificates. This may be the
                                        case because, among other things:

                                        o   the yield to maturity of
                                            certificates purchased at a price
                                            other than par will be sensitive
                                            to the uncertain rate and timing
                                            of principal prepayments on the
                                            related mortgage loans;

                                        o   the rate of principal
                                            distributions on, and the weighted
                                            average lives of, the certificates
                                            will be sensitive to the uncertain
                                            rate and timing of principal
                                            prepayments on the related
                                            mortgage loans and the priority of
                                            principal distributions among the
                                            classes of certificates in the
                                            related series. Accordingly, the
                                            certificates may be an
                                            inappropriate investment if you
                                            require a distribution of a
                                            particular amount of principal on
                                            a specific date or an otherwise
                                            predictable stream of
                                            distributions; or

                                        o   a secondary market for the
                                            certificates may not develop or
                                            provide certificateholders with
                                            liquidity of investment.

Balloon Mortgage Loans                  If so specified in the prospectus
                                        supplement relating to a series of
                                        certificates, the mortgage loans
                                        included in an issuing entity in may
                                        include balloon loans, which are
                                        mortgage loans that do not provide for
                                        scheduled payments of principal that
                                        are sufficient to amortize the
                                        principal balance of the loan prior to
                                        maturity and which therefore will
                                        require the payment by the related
                                        borrower of a "balloon payment" of
                                        principal at maturity. Balloon loans
                                        involve a greater degree of risk
                                        because the ability of a borrower to
                                        make a balloon payment typically will
                                        depend upon the borrower's ability
                                        either to timely refinance the
                                        mortgage loan or timely to sell the
                                        related mortgaged property.

Seasoned Mortgage Loans                 If so specified in the prospectus
                                        supplement relating to the applicable
                                        series of certificates, the loan ages
                                        of some of the mortgage loans in an
                                        issuing entity may be older than those
                                        of the other mortgage loans in that
                                        issuing entity or these mortgage loans
                                        may have been previously included in
                                        securitizations of the depositor and
                                        acquired upon exercise of an optional
                                        termination right. Generally, seasoned
                                        mortgage loans are
                                        believed to be less likely to prepay
                                        due to refinancing and are more likely
                                        to default than newly originated
                                        mortgage loans. In any case, the
                                        prepayment and default experience on
                                        well seasoned mortgage loans will
                                        likely differ from that on other
                                        mortgage loans.

Geographic Concentration of             Issuing entities established by the
Mortgaged Properties Increases the      depositor have historically had a
Risk that Certificate Yields Could      significant portion of their mortgage
Be Impaired                             loans secured by mortgaged properties
                                        that are located in California, and
                                        unless otherwise specified in the
                                        prospectus supplement relating to the
                                        applicable series of certificates, a
                                        significant portion of the mortgage
                                        loans in the related issuing entity
                                        will be secured by mortgaged
                                        properties that are located in
                                        California. Property in California may
                                        be more susceptible than homes located
                                        in other parts of the country to
                                        certain types of uninsurable hazards,
                                        such as earthquakes, floods, mudslides
                                        and other natural disasters. In
                                        addition,

                                        o   economic conditions in states with
                                            significant concentrations (which
                                            may or may not affect real
                                            property values) may affect the
                                            ability of borrowers to repay
                                            their loans on time;

                                        o   declines in the residential real
                                            estate markets in states with
                                            significant concentrations may
                                            reduce the values of properties
                                            located in those states, which
                                            would result in an increase in the
                                            loan-to-value ratios and which may
                                            present a greater risk of default
                                            and, in the case of default, an
                                            increase in the severity of loss
                                            on the related mortgage loans; and

                                        o   any increase in the market value
                                            of properties located in states
                                            with significant concentrations
                                            would reduce the loan-to-value
                                            ratios and could, therefore, make
                                            alternative sources of financing
                                            available to the borrowers at
                                            lower interest rates, which could
                                            result in an increased rate of
                                            prepayment of the mortgage loans.

You May Have Difficulty Reselling       No market for any of the certificates
the Certificates                        will exist before they are issued.  Any
                                        underwriters with respect to one or
                                        more classes of certificates may
                                        intend to make a secondary market in
                                        certain classes of the certificates,
                                        but if it does it will have no
                                        obligation to do so. We cannot assure
                                        you that a secondary market will
                                        develop or, if it develops, that it
                                        will continue. Consequently, you may
                                        not be able to sell your certificates
                                        readily or at prices that will enable
                                        you to realize your desired yield. If
                                        only a portion of the offered
                                        certificates have been sold to the
                                        public, the market for the offered
                                        certificates could be illiquid because
                                        of the small amount of offered
                                        certificates held by the public. In
                                        addition, the market overhang created
                                        by the existence of offered
                                        certificates that the market is aware
                                        may be sold to the public in the near
                                        future could adversely affect your
                                        ability to sell your certificates. The
                                        market values of the certificates are
                                        likely to fluctuate; these
                                        fluctuations may be significant and
                                        could result in significant losses to
                                        you.

                                        The secondary markets for mortgage
                                        backed securities have experienced
                                        periods of illiquidity and can be
                                        expected to do so in the future.
                                        Illiquidity can have a severely
                                        adverse effect on the
                                        prices of securities that are
                                        especially sensitive to prepayment,
                                        credit, or interest rate risk, or that
                                        have been structured to meet the
                                        investment requirements of limited
                                        categories of investors.

Rights of Third Party Insurers          If there is a Third Party Insurer with
                                        respect to a particular series of
                                        certificates, unless the Third Party
                                        Insurer fails to make a required
                                        payment under the related policy and
                                        the failure is continuing or the Third
                                        Party Insurer is the subject of a
                                        bankruptcy proceeding (each such
                                        event, a "Third Party Insurer
                                        Default"), the Third Party Insurer may
                                        be entitled to exercise, among others,
                                        the following rights without the
                                        consent of holders of the related
                                        certificates, and the holders of the
                                        related certificates may exercise
                                        those rights only with the prior
                                        written consent of the Third Party
                                        Insurer:

                                        o   the right to provide notices of
                                            servicer defaults and the right to
                                            direct the trustee to terminate
                                            the rights and obligations of the
                                            servicer under the pooling and
                                            servicing agreement upon a default
                                            by the servicer,

                                        o   the right to remove the trustee or
                                            any custodian pursuant to the
                                            pooling and servicing agreement,
                                            and

                                        o   the right to direct the trustee to
                                            make investigations and take
                                            actions pursuant to the pooling
                                            and servicing agreement.

                                        In addition, unless a Third Party
                                        Insurer Default exists, that Third
                                        Party Insurer's consent may be
                                        required before, among other things,

                                        o   any removal of the servicer, any
                                            successor servicer or the trustee,
                                            any appointment of any co-trustee,
                                            or

                                        o   any amendment to the pooling and
                                            servicing agreement.

                                        Investors in the certificates other
                                        than those specified in the related
                                        prospectus supplement should note
                                        that:

                                        o   any insurance policy issued by the
                                            Third Party Insurer will not
                                            cover, and will not benefit in any
                                            manner whatsoever, their
                                            certificates,

                                        o   the rights granted to the Third
                                            Party Insurer may be extensive,

                                        o   the interests of the Third Party
                                            Insurer may be inconsistent with,
                                            and adverse to, the interests of
                                            the holders of the certificates,
                                            and the Third Party Insurer has no
                                            obligation or duty to consider the
                                            interests of the holders of the
                                            certificates in connection with
                                            the exercise or nonexercise of the
                                            Third Party Insurer's rights, and

                                        o   the Third Party Insurer's exercise
                                            of its rights and consents may
                                            negatively affect the certificates
                                            other than those specified in the
                                            related prospectus supplement and
                                            the existence of the Third Party
                                            Insurer's rights, whether or not
                                            exercised, may adversely affect
                                            the liquidity of the certificates,
                                            relative to other asset-backed
                                            certificates backed by comparable
                                            mortgage loans and with comparable
                                            payment priorities and ratings.

                                        See "Rights of the Third Party Insurer
                                        under Pooling and Servicing Agreement"
                                        in this free writing prospectus
                                        supplement.

Inability to Replace Servicer           The structure of the servicing fee might
Could Affect Collections and            affect the ability to find a replacement
Recoveries on the Mortgage Loans        servicer.  Although the trustee is
                                        required to replace the servicer if
                                        the servicer is terminated or resigns,
                                        if the trustee is unwilling (including
                                        for example because the servicing fee
                                        is insufficient) or unable (including
                                        for example, because the trustee does
                                        not have the systems to service
                                        mortgage loans), it may be necessary
                                        to appoint a replacement servicer.
                                        Because the servicing fee is
                                        structured as a percentage of the
                                        stated principal balance of each
                                        mortgage loan, it may be difficult to
                                        replace the servicer at a time when
                                        the balance of the mortgage loans has
                                        been significantly reduced because the
                                        fee may be insufficient to cover the
                                        costs associated with servicing the
                                        mortgage loans and related REO
                                        Properties remaining in the pool. The
                                        performance of the mortgage loans may
                                        be negatively impacted, beyond the
                                        expected transition period during a
                                        servicing transfer, if a replacement
                                        servicer is not retained within a
                                        reasonable amount of time.

Some statements contained in or incorporated by reference in this free writing prospectus supplement and the accompanying prospectus consist of forward-looking statements relating to future economic performance or projections and other financial items. These statements can be identified by the use of forward-looking words such as "may," "will," "should," "expects," "believes," "anticipates," "estimates," or other comparable words. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ from the projected results. Those risks and uncertainties include, among others, general economic and business conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond our control. Because we cannot predict the future, what actually happens may be very different from what we predict in our forward-looking statements.

                               The Mortgage Pool

General

        The depositor, IndyMac MBS, Inc. (the "Depositor"), will purchase the mortgage loans in the mortgage pool (which are together referred to in this free writing prospectus supplement as the "Mortgage Loans") from IndyMac Bank, F.S.B. ("IndyMac Bank" and in such capacity, the "Seller"), pursuant to a pooling and servicing agreement (the "Pooling and Servicing Agreement") among the Seller, IndyMac Bank, F.S.B, as servicer (in such capacity, the "Servicer"), the Depositor and Deutsche Bank National Trust Company, as trustee (the "Trustee"), and will cause the Mortgage Loans to be assigned to the Trustee for the benefit of the holders of the certificates.

        The Mortgage Loans may also be segregated into one or more loan groups (each, a "loan group") for the purposes of allocating distributions among the classes of certificates offered by that series. If the Mortgage Loans are segregated into multiple loan groups, your certificates may be related to one or more of the loan groups.

        Under the Pooling and Servicing Agreement, the Seller will make certain representations, warranties and covenants to the Depositor relating to, among other things, the due execution and enforceability of the Pooling and Servicing Agreement and certain characteristics of the Mortgage Loans. Subject to the limitations described in the next sentence and under "-- Assignment of the Mortgage Loans," the Seller will be obligated to repurchase or substitute a similar mortgage loan for any Mortgage Loan as to which there exists deficient documentation that materially and adversely affects the interests of the certificateholders in the related mortgage loan or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the Mortgage Loans that materially and adversely affects the interests of the certificateholders in that Mortgage Loan. The Seller will represent and warrant to the Depositor in the Pooling and Servicing Agreement that the Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as to which the representations and warranties set forth in the Pooling and Servicing Agreement can be made and that the selection was not made in a manner intended to affect the interests of the certificateholders adversely. See "Mortgage Loan Program -- Representations by the Seller; Repurchases, etc." in the attached prospectus. Under the Pooling and Servicing Agreement, the Depositor will assign all of its right, title and interest in and to those representations, warranties and covenants (including the Seller's repurchase or substitution obligations) to the Trustee for the benefit of the certificateholders. The Depositor will make no representations or warranties with respect to the Mortgage Loans and will have no obligation to repurchase or substitute Mortgage Loans with deficient documentation or that are otherwise defective. The Seller is selling the Mortgage Loans without recourse and will have no obligation with respect to the certificates in its capacity as seller other than the repurchase or substitution obligation described above. The obligations of the Servicer with respect to the certificates are limited to the Servicer's contractual servicing obligations under the Pooling and Servicing Agreement.

        Certain of the Mortgage Loans will provide that the related mortgagors pay only interest on the principal balances of their Mortgage Loans from origination for a certain number of months, but require the entire principal balances of those Mortgage Loans to be fully amortized over the related remaining term of the Mortgage Loans (the "Interest Only Loans"). The remaining Mortgage Loans will provide for the amortization of the amount financed over a series of substantially equal monthly payments. The interest-only period for the Interest Only Loans can range from 36 to 180 months.

        The Mortgage Loans will provide a date on which payments are due for each month, which generally is the first day of each month (the "Due Date"). Scheduled monthly payments made by mortgagors on the Mortgage Loans either earlier or later than their scheduled Due Dates will not affect the amortization schedule or the relative application of the payments to principal and interest. Certain of the Mortgage Loans, as will be provided in the related prospectus supplement, will impose a prepayment charge if mortgagors prepay their Mortgage Loans.

        The mortgage rate ("Mortgage Rate") of each of the Mortgage Loans will be fixed for the life of the Mortgage Loan.

        At origination, all of the Mortgage Loans in a particular issuing entity will have a Loan-to-Value Ratio of 100.00% or less. Unless otherwise stated in the related prospectus supplement for a particular series, all of the Mortgage Loans with a Loan-to-Value Ratio at origination of greater than 80% will be covered by a primary mortgage guaranty insurance policy issued by a mortgage insurance company acceptable to Fannie Mae or Freddie Mac. No primary mortgage guaranty insurance policy will be required with respect to any Mortgage Loan after the date on which the Loan-to-Value Ratio of a Mortgage Loan is 80% or less (either because of principal payments on the Mortgage Loan or because of a new appraisal of the mortgaged property). The primary mortgage guaranty insurance policy will be maintained for the life of the lender acquired mortgage insurance Mortgage Loans, unless otherwise prohibited by law. See "--Underwriting Standards" in this free writing prospectus supplement.

        The "Loan-to-Value Ratio" of a Mortgage Loan at any given time is a fraction, expressed as a percentage, the numerator of which is the principal balance of that Mortgage Loan at the date of determination and the denominator of which is

        o in the case of a purchase, the lesser of the selling price of the mortgaged property or its appraised value at the time of sale, or

        o in the case of a refinance, the appraised value of the mortgaged property at the time of the refinance.

        No assurance can be given that the value of any mortgaged property has remained or will remain at the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the Mortgage Loans.

        "FICO Credit Scores" are obtained by many mortgage lenders in connection with mortgage loan applications to help assess a borrower's creditworthiness. FICO Credit Scores are generated by models developed by a third party that analyze data on consumers in order to establish patterns that are believed to be indicative of the borrower's probability of default. The FICO Credit Score is based on a borrower's historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. FICO Credit Scores range from approximately 300 to approximately 850, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. A FICO Credit Score, however, purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, it should be noted that FICO Credit Scores were developed to indicate a level of default probability over a two-year period that does not correspond to the life of a mortgage loan. Furthermore, FICO Credit Scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general. Therefore, a FICO Credit Score does not take into consideration the effect of mortgage loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. There can be no assurance that a FICO Credit Score will be an accurate predictor of the likely risk or quality of a mortgage loan.

Assignment of the Mortgage Loans

        Pursuant to the Pooling and Servicing Agreement, on the closing date, the Depositor will assign without recourse to the Trustee in trust for the benefit of the certificateholders all right, title and interest of the Depositor in and to each Mortgage Loan and all interest in all other assets included in the applicable Residential Asset Securitization Trust. This assignment will include all scheduled payments received on or with respect to the Mortgage Loans, but not any principal and interest due on or before the later of the day of the month in which the certificates are issued and the date of origination for that Mortgage Loan (such date, the "Cut-off Date").

        In connection with the assignment of the Mortgage Loans, the Depositor will deliver or cause to be delivered to the Trustee the mortgage file, which contains among other things, the original mortgage note (and any modification or amendment to it) endorsed in blank without recourse, except that the Depositor may deliver or cause to be delivered a lost note affidavit in lieu of any original mortgage note that has been lost, the original instrument creating a first lien on the related mortgaged property with evidence of recording indicated thereon, an assignment in recordable form of the mortgage, the title policy with respect to the related mortgaged property and, if applicable, all recorded intervening assignments of the mortgage and any riders or modifications to the mortgage note and mortgage (except for any documents not returned from the public recording office, which will be delivered to the

Trustee as soon as the same is available to the Depositor). With respect to up to 30% of the Mortgage Loans in a loan group, the Depositor may deliver all or a portion of each related mortgage file to the Trustee not later than five business days after the closing date. Assignments of the Mortgage Loans to the Trustee (or its nominee) will be recorded in the appropriate public office for real property records, except in states such as California where in the opinion of counsel recording is not required to protect the Trustee's interests in the mortgage loan against the claim of any subsequent transferee or any successor to or creditor of the Depositor or the Seller. Under certain circumstances specified in the Pooling and Servicing Agreement, the assignments will be recorded (at the Servicer's request).

        The Trustee will review each mortgage file relating to the Mortgage Loans within 90 days of the closing date (or promptly after the Trustee's receipt of any document permitted to be delivered after the closing date) and if any document in a mortgage file is found to be missing or defective in a material respect adverse to the interests of the certificateholders in the related Mortgage Loan and the Seller does not cure the defect within 90 days of notice of the defect from the Trustee (or within such longer period not to exceed 720 days after the closing date as provided in the Pooling and Servicing Agreement in the case of missing documents not returned from the public recording office), the Seller will be obligated to repurchase the related Mortgage Loan from the issuing entity. The trustee will hold the Mortgage Loan documents in trust for the benefit of the certificateholders in accordance with its customary procedures, including storing the documents in fire-resistant facilities. Rather than repurchase the Mortgage Loan as described above, the Seller may remove the Mortgage Loan (referred to as a "deleted mortgage loan") from the issuing entity and substitute in its place another mortgage loan (referred to as a "replacement mortgage loan"); however, such a substitution is permitted only within two years of the closing date and may not be made unless an opinion of counsel is provided to the Trustee to the effect that such a substitution will not disqualify any REMIC or result in a prohibited transaction tax under the Code. Any replacement mortgage loan generally will, on the date of substitution, among other characteristics set forth in the Pooling and Servicing Agreement,

        o have a principal balance, after deduction of all scheduled payments due in the month of substitution, not in excess of, and not more than 10% less than, the Stated Principal Balance of the deleted Mortgage Loan (the amount of any shortfall to be deposited by the seller in the Certificate Account and held for distribution to the certificateholders on the related Distribution Date (a "Substitution Adjustment Amount")),

        o have a Mortgage Rate not lower than, and not more than 1% per annum higher than, that of the deleted Mortgage Loan,

        o have a Loan-to-Value Ratio not higher than that of the deleted Mortgage Loan,

        o have a remaining term to maturity not greater than (and not more than one year less than) that of the deleted Mortgage Loan, and

        o comply with all of the representations and warranties set forth in the Pooling and Servicing Agreement as of the date of substitution.

        This cure, repurchase or substitution obligation constitutes the sole remedy available to certificateholders or the trustee for a material omission of, or a material defect in, a Mortgage Loan document.

        Notwithstanding the foregoing, in lieu of providing the duly executed assignment of the mortgage to the trustee and the original recorded assignment or assignments of the mortgage together with all interim recorded assignments of such mortgage, above, the Depositor may at its discretion provide evidence that the related mortgage is held through the MERS(R) System. In addition, the mortgages for some or all of the Mortgage Loans in the issuing entity that are not already held through the MERS(R) System may, at the discretion of the Servicer, in the future be held through the MERS(R) System. For any mortgage held through the MERS(R) System, the mortgage is recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, as nominee for the owner of the Mortgage Loan, and subsequent assignments of the mortgage were, or in the future may be, at the discretion of the Servicer, registered electronically through the MERS(R) System. For each of the Mortgage Loans, MERS serves as mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the trustee, and does not have any interest in the Mortgage Loan.

                                  The Seller

        IndyMac Bank, F.S.B. ("IndyMac Bank") will be the Seller of the Mortgage Loans. The principal executive offices of the Servicer are located at 888 East Walnut Street, Pasadena, California 91101. IndyMac Bank is a wholly-owned subsidiary of IndyMac Intermediate Holdings, Inc., which is a wholly-owned subsidiary of IndyMac Bancorp, Inc. The business now operated by IndyMac Bank began in 1993. On July 1, 2000, this business was transferred by a predecessor company to IndyMac Bank and began operation as a federal savings bank

Origination Process

        IndyMac Bank acquires mortgage loans principally through four channels: mortgage professionals, consumer direct, correspondent and conduit. IndyMac Bank also acquires a relatively small number of mortgage loans through other channels.

        Mortgage professionals: Mortgage brokers, mortgage bankers, financial institutions and homebuilders who have taken applications from prospective borrowers and submitted those applications to IndyMac Bank.

        Consumer direct: Mortgage loans initiated through direct contact with the borrower. This contact may arise from internet advertising and IndyMac Bank website traffic, affinity relationships, company referral programs, realtors and through its Southern California retail banking branches.

        Correspondent: Mortgage brokers, mortgage bankers, financial institutions and homebuilders who sell previously funded mortgage loans to IndyMac Bank.

        Conduit: IndyMac Bank acquires pools of mortgage loans in negotiated transactions either with the original mortgagee or an intermediate owner of the mortgage loans.

        IndyMac Bank approves each mortgage loan seller prior to the initial transaction on the basis of the seller's financial and management strength, reputation and prior experience. Sellers are periodically reviewed and if their performance, as measured by compliance with the applicable loan sale agreement, is unsatisfactory, IndyMac Bank will cease doing business with them.

Underwriting Process

        Mortgage loans that are acquired by IndyMac Bank are underwritten by IndyMac Bank according to IndyMac Bank's underwriting guidelines, which also accept mortgage loans meeting Fannie Mae or Freddie Mac guidelines regardless of whether such mortgage loans would otherwise meet IndyMac Bank's guidelines, or pursuant to an exception to those guidelines based on IndyMac Bank's procedures for approving such exceptions. Conventional mortgage loans are loans that are not insured by the FHA or partially guaranteed by the VA. Conforming mortgage loans are loans that qualify for sale to Fannie Mae and Freddie Mac, whereas non-conforming mortgage loans are loans that do not so qualify. Non-conforming mortgage loans originated or purchased by IndyMac Bank pursuant to its underwriting programs typically differ from conforming loans primarily with respect to loan-to-value ratios, borrower income, required documentation, interest rates, borrower occupancy of the mortgaged property and/or property types. To the extent that these programs reflect underwriting standards different from those of Fannie Mae and Freddie Mac, the performance of loans made pursuant to these different underwriting standards may reflect higher delinquency rates and/or credit losses.

        IndyMac Bank has two principal underwriting methods designed to be responsive to the needs of its mortgage loan customers: traditional underwriting and e-MITS (Electronic Mortgage Information and Transaction System) underwriting. E-MITS is an automated, internet-based underwriting and risk-based pricing system. IndyMac Bank believes that e-MITS generally enables it to estimate expected credit loss, interest rate risk and prepayment risk more objectively than traditional underwriting and also provides consistent underwriting decisions. IndyMac Bank has procedures to override an e-MITS decision to allow for compensating factors.

        IndyMac Bank's underwriting criteria for traditionally underwritten mortgage loans include an analysis of the borrower's credit history, ability to repay the mortgage loan and the adequacy of the mortgaged property as collateral. Traditional underwriting decisions are made by individuals authorized to consider compensating factors that would allow mortgage loans not otherwise meeting IndyMac Bank's guidelines.

        In determining a borrower's FICO Credit Score, IndyMac Bank generally selects the middle credit score of the scores provided by each of the three major U.S. credit repositories (Equifax, TransUnion and Experian) for each borrower, and then selects the lowest of these scores. In some instances, IndyMac Bank selects the middle score of the borrower with the largest amount of qualifying income among all of the borrowers on the mortgage loan. A FICO Credit Score might not be available for a borrower due to insufficient credit information on file with the credit repositories. In these situations, IndyMac Bank will establish a borrower's credit history through documentation of alternative sources of credit such as utility payments, auto insurance payments and rent payments. In addition to the FICO Credit Score, other information regarding a borrower's credit quality is considered in the loan approval process, such as the number and degree of any late mortgage or rent payments within the preceding 12-month period, the age of any foreclosure action against any property owned by the borrower, the age of any bankruptcy action, the number of seasoned tradelines reflected on the credit report and any outstanding judgments, liens, charge-offs or collections.

        For each mortgage loan with a Loan-to-Value Ratio at origination exceeding 80%, IndyMac Bank will usually require a primary mortgage guarantee insurance policy that conforms to the guidelines of Fannie Mae and Freddie Mac. After the date on which the Loan-to-Value Ratio of a mortgage loan is 80% or less, either because of principal payments on the mortgage loan or because of a new appraisal of the mortgaged property, no primary mortgage guaranty insurance policy will be required on that mortgage loan.

        All of the insurers that have issued primary mortgage guaranty insurance policies with respect to the mortgage loans meet Fannie Mae's or Freddie Mac's standards or are acceptable to the Rating Agencies. In some circumstances, however, IndyMac Bank does not require primary mortgage guaranty insurance on mortgage loans with Loan-to-Value Ratios greater than 80%.

        IndyMac Bank purchases loans that have been originated under one of seven documentation programs: Full/Alternate, FastForward, Limited, Stated Income, No Ratio, No Income/No Asset and No Doc. In general, documentation types that provide for less than full documentation of employment, income and liquid assets require higher credit quality and have lower loan-to-value ratios and loan amount limits.

        Under the Full/Alternate Documentation Program, the prospective borrower's employment, income and assets are verified through written documentation such as tax returns, pay stubs or W-2 forms. Generally, a two-year history of employment or continuous source of income is required to demonstrate adequacy and continuance of income. Borrowers applying under the Full/Alternate Documentation Program may, based on certain loan characteristics and higher credit quality, qualify for IndyMac Bank's FastForward program and be entitled to income and asset documentation relief. Borrowers who qualify for FastForward must state their income, provide a signed Internal Revenue Service Form 4506 (authorizing IndyMac Bank to obtain copies of their tax returns), and state their assets; IndyMac Bank does not require any verification of income or assets under this program.

        The Limited Documentation Program is similar to the Full/Alternate Documentation Program except that borrowers generally must document income and employment for one year (rather than two, as required by the Full/Alternate Documentation Program). Borrowers under the Limited Documentation Program may use bank statements to verify their income and employment. If applicable, written verification of a borrower's assets is required under this program.

        The Stated Income Documentation Program requires prospective borrowers to provide information regarding their assets and income. Information regarding a borrower's assets, if applicable, is verified through written communications. Information regarding income is not verified and employment verification may not be written.

        The No Ratio Program requires prospective borrowers to provide information regarding their assets, which is then verified through written communications. The No Ratio Program does not require prospective borrowers to provide information regarding their income, but employment may not be written.

        Under the No Income/No Asset Documentation Program and the No Doc Documentation Program, emphasis is placed on the credit score of the prospective borrower and on the value and adequacy of the mortgaged property as collateral, rather than on the income and the assets of the prospective borrower. Prospective borrowers are not required to provide information regarding their assets or income under either program, although under the No Income/No Asset Documentation Program, employment is orally verified.

        IndyMac Bank generally will re-verify income, assets, and employment for mortgage loans it acquires through the wholesale channel, but not for mortgage loans acquired through other channels.

        Maximum loan-to-value and combined loan-to-value ratios and loan amounts are established according to the occupancy type, loan purpose, property type, FICO Credit Score, number of previous late mortgage payments, and the age of any bankruptcy or foreclosure actions. Additionally, maximum total monthly debt payments-to-income ratios and cash-out limits may be applied. Other factors may be considered in determining loan eligibility such as a borrower's residency and immigration status, whether a non-occupying borrower will be included for qualification purposes, sales or financing concessions included in any purchase contract, the acquisition cost of the property in the case of a refinance transaction, the number of properties owned by the borrower, the type and amount of any subordinate mortgage, the amount of any increase in the borrower's monthly mortgage payment compared to previous mortgage or rent payments and the amount of disposable monthly income after payment of all monthly expenses.

        To determine the adequacy of the property to be used as collateral, an appraisal is generally made of the subject property in accordance with the Uniform Standards of Profession Appraisal Practice. The appraiser generally inspects the property, analyzes data including the sales prices of comparable properties and issues an opinion of value using a Fannie Mae/Freddie Mac appraisal report form, or other acceptable form. In some cases, an automated valuation model (AVM) may be used in lieu of an appraisal. AVMs are computer programs that use real estate information, such as demographics, property characteristics, sales prices, and price trends to calculate a value for the specific property. The value of the property, as indicated by the appraisal or AVM, must support the loan amount.

        Underwriting procedures vary by channel of origination. Generally, mortgage loans originated through the mortgage professional channel will be submitted to e-MITS for assessment and subjected to a full credit review and analysis. Mortgage loans that do not meet IndyMac Bank's guidelines may be manually re-underwritten and approved under an exception to those underwriting guidelines. Mortgage loans originated through the consumer direct channel are subjected to essentially the same procedures, modified as necessary to reflect the fact that no third-party contributes to the preparation of the credit file.

        IndyMac Bank currently operates two mortgage loan purchase programs as part of its correspondent channel:

        1. Prior Approval Program. Under this program, IndyMac Bank performs a full credit review and analysis of each mortgage loan generally with the same procedures used for mortgage loans originated through the mortgage professionals channel. Only after IndyMac Bank issues an approval notice to a loan originator is a mortgage loan eligible for purchase pursuant to this program.

        2. Preferred Delegated Underwriting Program. Under this program, loan originators that meet certain eligibility requirements are allowed to tender mortgage loans for purchase without the need for IndyMac Bank to verify mortgagor information. The eligibility requirements for participation in the Preferred Delegated Underwriting Program vary based on the net worth of the loan originators with more stringent requirements imposed on loan originators with a lower net worth. Loan originators are required to submit a variety of information to IndyMac Bank for review, including their current audited financial statements, their quality control policies and procedures, their current errors and omissions/fidelity insurance coverage evidencing blanket coverage in a minimum amount of $300,000, at least three underwriters' resumes showing at least three years experience or a direct endorsement designation, and at least two references from mortgage insurance companies. Loan originators are required to have an active, traditional warehouse line of credit, which is verified together with the bailee letter and wire instructions. IndyMac Bank requires each loan originator to be recertified on an annual basis to ensure that it continues to meet the minimum eligibility guidelines for the Preferred Delegated Underwriting Program.

        Under the Preferred Delegated Underwriting Program, each eligible loan originator is required to underwrite mortgage loans in compliance with IndyMac Bank's underwriting guidelines usually by use of e-MITS or, infrequently, by submission of the mortgage loan to IndyMac Bank for traditional underwriting. A greater percentage of mortgage loans purchased pursuant to this program are selected for post-purchase quality control review than for the other program.

        Mortgage loans originated through the conduit channel were generally initially underwritten by the party from whom IndyMac Bank acquired the mortgage loan to that party's underwriting guidelines. IndyMac Bank reviews each such party's guidelines for acceptability, and these guidelines generally meet industry standards and incorporate many of the same factors used by Fannie Mae, Freddie Mac and IndyMac Bank. Each mortgage loan is re-underwritten by IndyMac Bank for compliance with its guidelines based only on the objective characteristics of the mortgage loan, such as FICO, documentation type, loan-to-value ratio, etc., but without reassessing the underwriting procedures originally used. In addition, a portion of the mortgage loans acquired through the conduit channel are subjected to a full re-underwriting.

        Exceptions to underwriting standards are permitted in situations in which compensating factors exist. Examples of these factors are significant financial reserves, a low loan-to-value ratio, significant decrease in the borrower's monthly payment and long-term employment with the same employer.

Representations by Seller; Repurchases, etc.

        The Seller represents that immediately before the assignment of the Mortgage Loans to the Depositor, it will have good title to, and will be the sole owner of, each Mortgage Loan free and clear of any pledge, lien, encumbrance or security interest and will have full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loans pursuant to the Pooling and Servicing Agreement.

        In the event of a breach of any representation or warranty in respect of a Mortgage Loan that materially and adversely affects the interests of the certificateholders, the Seller will be obligated, in accordance with the Pooling and Servicing Agreement, to cure that breach, to repurchase the Mortgage Loan at the purchase price or to substitute a qualified mortgage loan for the Mortgage Loan. See "Mortgage Loan Program--Representations by Seller; Repurchases" in the prospectus.

                        Servicing of the Mortgage Loans

The Servicer

        IndyMac Bank will act as servicer under the Pooling and Servicing Agreement (in such capacity, the "Servicer"). The principal executive offices of the Servicer are located at 888 East Walnut Street, Pasadena, California 91101. IndyMac Bank has been master servicing mortgage loans since 1993 and servicing mortgage loans directly (servicing without the use of a subservicer) since 1998. It is expected that on the closing date the servicer will be the only entity servicing the Mortgage Loans. As of the date of this prospectus supplement, IndyMac Bank is rated (x) by Fitch, "RPS2+" as a servicer of alt/A, prime and subprime mortgage loans, (y) by Moody's, "SQ2" as a primary servicer of prime and subprime first lien mortgage loans and "SQ3" as a special servicer and (z) by S&P, "above average/stable" as a primary servicer and "average/stable" as a master servicer and special servicer.

        The Servicer will be responsible for servicing the Mortgage Loans in accordance with the terms set forth in the Pooling and Servicing Agreement employing the same degree of skill and care that it employs in servicing other mortgage loans comparable to the Mortgage Loans serviced by the Servicer for itself or others. The Servicer has agreed to represent and protect the interest of the Trustee in the Mortgage Loans in the same manner as it currently protects its own interest in mortgage loans in its own portfolio in any claim, proceeding or litigation regarding a Mortgage Loan.

        If the servicing of any Mortgage Loan were to be transferred, there may be an increase in delinquencies and defaults due to misapplied or lost payments, data input errors, system incompatibilities or otherwise. Although any increase in delinquencies is expected to be temporary, there can be no assurance as to the duration or severity of any disruption in servicing the applicable Mortgage Loans as a result of any servicing transfer. See also "Risk Factors--Bankruptcy or Insolvency May Affect the Timing and Amount of Distributions on the Certificates" in the prospectus.

Foreclosure, Delinquency and Loss Experience

        The delinquency, foreclosure and loss percentages set forth in the tables below may be affected by the size and relative lack of seasoning of the master servicing and servicing portfolio. Delinquencies, foreclosures and losses generally are expected to occur more frequently after the first full year of the life of mortgage loans. Accordingly, because a large number of mortgage loans serviced by the Servicer have been recently originated, the current level of delinquencies, foreclosures and losses may not be representative of the levels that may be experienced over the lives of such mortgage loans. If the volume of IndyMac Bank's new loan originations and acquisitions declines, the levels of delinquencies, foreclosures and losses as percentages of the portfolio could rise significantly above the rates indicated in the tables.

        The foreclosure, delinquency and loss experience set forth below may not be indicative of IndyMac Bank's foreclosure, delinquency and loss experience for future periods. Accordingly, the information presented in the tables below (which includes mortgage loans with underwriting, payment and other characteristics that differ from those of the Mortgage Loans) should not be considered as a basis for assessing the likelihood, amount or severity of delinquency or losses on the Mortgage Loans, and no assurances can be given that the foreclosure, delinquency and loss experience presented in these tables will be indicative of such experience on the Mortgage Loans in the future.

        The following tables summarize (a) the delinquency and foreclosure experience and (b) cumulative net losses, respectively, as of December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 on approximately $8.90 billion, $8.99 billion, $7.26 billion, $16.15 billion and $37.99 billion, respectively, in outstanding principal balance of mortgage loans master serviced or serviced by IndyMac Bank and securitized by the Depositor or CWMBS, Inc.

                                                          As of December 31,
                                        -------------------------------------------------------
                                          2001       2002       2003       2004        2005
                                        ---------- ---------- ---------- ---------- -----------
Total Number of Conventional Mortgage
  Loans in Portfolio.............        58,949     46,004     24,291     52,922     128,887
Delinquent Mortgage Loans and Pending
  Foreclosures at Period End(1):.
    30-59 days...................          3.46%      2.54%      1.99%      1.37%      2.32%
    60-89 days...................          0.88%      0.72%      0.48%      0.24%      0.38%
    90 days or more (excluding
      pending foreclosures)......          0.67%      0.52%      0.38%      0.19%      0.30%
                                        -------------------------------------------------------
Total Delinquencies..............          5.01%      3.78%      2.85%      1.80%      3.00%
Foreclosures pending.............          1.84%      1.50%      1.21%      0.15%      0.06%
REOs.............................          0.56%      0.59%      0.41%      0.03%      0.02%
                                        -------------------------------------------------------
Total delinquencies, foreclosures
  pending and REOs...............          7.41%      5.87%      4.47%      1.98%      3.08%


______________
(1) As a percentage of the principal balance.

        IndyMac Bank does not write off mortgage loans of the type covered by the registration statement of which this free writing prospectus supplement forms a part until the loans are liquidated in a foreclosure sale or are otherwise disposed of (such as by a deed in lieu of foreclosure) in accordance with its guidelines for servicing delinquent mortgage loans and it has received all expected proceeds.

                                                                  Cumulative
                                                                Stated Amount
                                               Cumulative Net    of Securities
                                                   Losses            Issued
                                                 (Millions)        (Millions)     Loss (Ratio)(1)
                                               --------------   ---------------   ---------------
As of December 31, 2001.................            $77.01         $28,152.72          0.27%
As of December 31, 2002.................           $100.03         $33,498.95          0.30%
As of December 31, 2003.................           $119.69         $38,992.40          0.31%
As of December 31, 2004.................           $128.92         $52,479.30          0.25%
As of December 31, 2005.................           $131.99         $81,814.35          0.16%

______________
(1) Loss Ratio represents cumulative net losses as a percentage of the aggregate amount of securities issued.

        Historically, a variety of factors, including the appreciation of real estate values, has limited the Servicer's loss and delinquency experience on its portfolio of serviced mortgage loans. There can be no assurance that factors beyond the Servicer's control, such as national or local economic conditions or downturns in the real estate markets of its lending areas, will not result in increased rates of delinquencies and foreclosure losses in the future. For example, a general deterioration of the real estate market in regions where the mortgaged properties are located may result in increases in delinquencies of loans secured by real estate, slower absorption rates of real estate into the market and lower sales prices for real estate. A general weakening of the economy may result in decreases in the financial strength of borrowers and decreases in the value of collateral serving as collateral for loans. If the real estate market and economy continue to decline, the Servicer may experience an increase in delinquencies on the loans it services and higher net losses on liquidated loans.

Servicing Compensation and Payment of Expenses

        The expense fees are payable out of the interest payments on each Mortgage Loan. The weighted average rate at which the Expense Fees accrue is referred to as the "Expense Fee Rate." The "Expense Fees" consist of (a) the servicing fee, (b) fees payable to the Trustee in respect of its activities as Trustee under the Pooling and Servicing Agreement at a per annum rate specified in the prospectus supplement for a particular series and (c) any lender paid mortgage insurance premiums. The Servicer is obligated to pay certain ongoing expenses associated with the issuing entity and incurred by the Servicer in connection with its responsibilities under the Pooling and Servicing Agreement and those amounts will be paid by the Servicer out of its fee. The amount of the Servicer's servicing compensation is subject to adjustment with respect to prepaid Mortgage Loans, as described in this free writing prospectus supplement under "--Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans." The Servicer will also be entitled to receive late payment fees, assumption fees and other similar charges. The Servicer will be entitled to receive all reinvestment income earned on amounts on deposit in the collection account, the Certificate Account and the Distribution Account and Excess Proceeds with respect to the Mortgage Loans.

        The "adjusted net mortgage rate" of a Mortgage Loan is the Mortgage Loan's Mortgage Rate minus the related Expense Fee Rate.

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

        When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Generally, the Mortgage Loans provide that payments are due on the first day of each month (the "Due Date"). Similarly, if the Servicer purchases a Mortgage Loan as described in this free writing prospectus supplement under "--Certain Modifications and Refinancings," the issuing entity is entitled to the interest paid by the borrower only to the date of purchase. Except with respect to the month of the Cut-off Date, principal prepayments by borrowers received by the Servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders on the Distribution Date in the same month in which the prepayments on such Mortgage Loans are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans will result. Conversely, principal prepayments on such Mortgage Loans received by the Servicer from the sixteenth day (or, in the case of the first Distribution Date, from the Cut-off Date) through the last day of a calendar month will be distributed to certificateholders on the Distribution Date in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to such prepaid Mortgage Loans would result. To offset any interest shortfall to certificateholders as a result of any prepayments, the Servicer will be required to reduce its servicing compensation, but the reduction for any Distribution Date will be limited to an amount (such amount, "Compensating Interest") equal to the product of

        o    0.125% multiplied by

        o    one-twelfth multiplied by

        o the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the prior month.

        If shortfalls in interest as a result of prepayments on the Mortgage Loans in any month exceed the Compensating Interest for such month, the amount of interest distributed to the holders of the certificates will be reduced by the amount of the excess and no amounts will be due or paid with respect to such reduction on future Distribution Dates. See "Description of the Certificates--Interest" in this free writing prospectus supplement.

Advances

        Except as described below, the Servicer will be required to advance prior to each Distribution Date, from its own funds or amounts received with respect to the Mortgage Loans that do not constitute Available Funds for that Distribution Date, an amount (referred to as an "advance") equal to

        o all of the payments of principal and interest on the Mortgage Loans due but delinquent as of the "Determination Date" (which will be the 18th of the month or, if the 18th is not a business day, the next business day after the 18th of the month)

        minus

        o    the servicing fee for those Mortgage Loans for the period

        plus

        o an amount equivalent to interest on each Mortgage Loan as to which the mortgaged property has been acquired by the related issuing entity (through foreclosure or deed-in-lieu of foreclosure).

        Advances are intended to maintain a regular flow of scheduled interest and principal distributions on the certificates rather than to guarantee or insure against losses. The Servicer is obligated to make advances with respect to delinquent payments of principal of or interest on each Mortgage Loan only to the extent that such advances made on that Mortgage Loan are, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loan. If the Servicer determines on any Determination Date to make an advance, that advance will be included with the distribution to certificateholders on the related Distribution Date. Any failure by the Servicer to make a deposit in the Certificate Account as required under the Pooling and Servicing Agreement, including any failure to make an advance, will constitute an event of default under the Pooling and Servicing Agreement if such failure remains unremedied for five days after written notice of such failure. If the Servicer is terminated as a result of the occurrence of an event of default, the Trustee or the successor Servicer will be obligated to make any required advance, in accordance with the terms of the Pooling and Servicing Agreement. An Advance will be reimbursed from the payments on the Mortgage Loan with respect to which the Advance was made. However, if an Advance is determined to be nonrecoverable and the Servicer delivers an officer's certificate to the trustee indicating that the Advance is nonrecoverable, the Servicer will be entitled to withdraw from the Certificate Account an amount equal to the nonrecoverable Advance. Reimbursement for Advances and nonrecoverable Advances will be made prior to distributions on the certificates.

Certain Modifications and Refinancings

        The Servicer may modify any Mortgage Loan at the request of the related mortgagor, provided that the Servicer purchases the Mortgage Loan from the issuing entity immediately preceding the modification. Any modification of a Mortgage Loan may not be made unless the modification includes a change in the interest rate on the related Mortgage Loan to approximately a prevailing market rate. The Servicer attempts to identify mortgagors who are likely to refinance their Mortgage Loans (and therefore cause a prepayment in full) and inform them of the availability of the option of modification in lieu of refinancing. Mortgagors who are informed of this option are more likely to request a modification than mortgagors who are not so informed. Any purchase of a Mortgage Loan subject to a modification will be for a price equal to 100% of the Stated Principal Balance of that Mortgage Loan, plus accrued and unpaid interest on the Mortgage Loan up to the first day of the month in which the proceeds are to be distributed at the applicable adjusted net mortgage rate, net of any unreimbursed advances of principal and interest on the Mortgage Loan made by the Servicer. The Servicer will deposit the purchase price in the Certificate Account within one business day of the purchase of that Mortgage Loan. The purchase price will be treated by the Servicer as a prepayment in full of the related Mortgage Loan, and will be distributed by the Trustee in accordance with the Pooling and Servicing Agreement. Purchases of Mortgage Loans may occur when prevailing interest rates are below the interest rates on the Mortgage Loans and mortgagors request modifications as an alternative to refinancings. The Servicer will indemnify the issuing entity against liability for any prohibited transactions taxes and any interest, additions or penalties imposed on any REMIC as a result of any modification or purchase.

Default Management Services

        In connection with the servicing of defaulted Mortgage Loans, the Servicer may perform certain default management and other similar services (including, but not limited to, appraisal services) and may act as a broker in the sale of mortgaged properties related to those Mortgage Loans. The Servicer will be entitled to reasonable compensation for providing those services, in addition to the servicing compensation described in this free writing prospectus supplement.

                               Static Pool Data

        Certain static pool data and delinquency, cumulative loss and prepayment data for IndyMac Bank is available on the internet at http://regab.indymacbank.com/. Each of these securitizations is unique, and the characteristics of each securitized mortgage pool varies from each other as well as from the Mortgage Loans to be included in the issuing entity that will issue the certificates offered by this prospectus supplement. In addition, the performance information relating to the prior securitizations described above may have been influenced by factors beyond the sponsor's control, such as housing prices and market interest rates. Therefore, the performance of these prior securitizations is likely to not be indicative of the future performance of the Mortgage Loans.

        This static pool data is not deemed part of the prospectus or the registration statement of which the prospectus is a part to the extent that the static pool data relates to:

o prior securitized pools of IndyMac Bank, F.S.B. that do not include the Mortgage Loans and that were established before January 1, 2006; or

o in the case of information regarding the Mortgage Loans, information about the Mortgage Loans for periods before January 1, 2006.

                                 The Depositor

        The depositor is IndyMac MBS, Inc., a Delaware corporation that is a limited purpose finance subsidiary of IndyMac Bank, F.S.B. Its address is 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is
(800) 669-2300. The Depositor will not have any business operations other than securitizing mortgage assets and related activities.

                              The Issuing Entity

        In connection with the issuance of the certificates, the Depositor will have formed the related Residential Asset Securitization Trust, a common law trust created under the laws of the State of New York pursuant to the Pooling and Servicing Agreement. The related Residential Asset Securitization Trust is sometimes referred to in this free writing prospectus supplement and the prospectus as the "trust" or the "trust fund." The Trustee serves as trustee of the issuing entity and acts on behalf of the issuing entity as the issuing entity does not have any directors, officers or employees. The fiscal year end of the issuing entity is December 31.

        The issuing entity's activities are limited to the transactions and activities entered into in connection with the securitization described in this prospectus supplement, and except for those activities, the issuing entity is not authorized and has no power to borrow money or issue debt, merge with another entity, reorganize, liquidate or sell assets or engage in any business or activities. Consequently, the issuing entity is not permitted to hold any assets, or incur any liabilities, other than those described in this prospectus supplement. Because the issuing entity is created pursuant to the pooling and servicing agreement, the issuing entity and its permissible activities can only be amended or modified by amending the pooling and servicing agreement.

        Because the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a "business trust" for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a "business trust."

                                  The Trustee

        Deutsche Bank National Trust Company ("DBNTC") will act as trustee (in such capacity, the "Trustee"), calculation agent and custodian. DBNTC is a national banking association which has an office in Santa Ana, California. DBNTC has previously been appointed to the role of trustee for numerous mortgage-backed transactions since 1991. As custodian, DBNTC will maintain the mortgage files in secure, fire-resistant facilities. DBNTC will physically segregate the mortgage files in DBNTC's custody but the mortgage files will be kept in shared facilities. However, DBNTC's proprietary document tracking system will show the location within DBNTC facilities of each mortgage file held by the Trustee on behalf of the issuing entity. DBNTC has no legal proceedings that would materially affect its ability to perform its duties as Trustee, calculation agent or custodian. DBNTC may perform certain of its obligations through one or more third party vendors. However, DBNTC will remain liable for the duties and obligations required of it under the pooling and servicing agreement.

        The Depositor and the Servicer may maintain other banking relationships in the ordinary course of business with DBNTC. Offered certificates may be surrendered at the offices designated by the Trustee from time to time for such purchases, which as of the closing date is of the Trustee located at DB Services Tennessee, 648 Grassmere Park Rd., Nashville, TN 37211-3658, Attention: Transfer Unit, or at any other address the Trustee designates from time to time. Correspondence may be directed to the Trustee at its corporate trust office located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration [series designation]. Certificateholders may access monthly statements from the Trustee's website. Certificateholders may obtain assistance in operating the website by calling the Trustee's investor relations desk at (800) 735-7777.

        In addition to the duties described elsewhere in this free writing prospectus supplement and the prospectus, the Trustee will perform many services on behalf of the issuing entity pursuant to the Pooling and Servicing Agreement. The Trustee will be responsible for (x) calculating and paying principal and interest distributions to the certificateholders, (y) preparing and filing all income tax returns on behalf of the issuing entity and (z) the preparation of monthly statements to certificateholders.

        The Trustee will be liable for its own grossly negligent action, its own gross negligent failure to act or its own misconduct, its grossly negligent failure to perform its obligations in compliance with the pooling and servicing agreement, or any liability that would be imposed by reason of its willful misfeasance or bad faith. However, the Trustee will not be liable, individually or as Trustee,

o for an error of judgment made in good faith by a responsible officer of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts,

o with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates evidencing not less than 25% of the Voting Rights of the certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the trustee under the Pooling and Servicing Agreement,

o for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement, or

o for any loss on any investment of funds pursuant to the Pooling and Servicing Agreement (other than as issuer of the investment security).

        The Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        The Trustee and any successor trustee will, at all times, be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating that would not cause any of the Rating Agencies to reduce their respective ratings of any class of certificates below the ratings issued on the closing date (or having provided security from time to time as is sufficient to avoid the reduction). If the Trustee no longer meets the foregoing requirements, the trustee has agreed to resign immediately.

        The Trustee may at any time resign by giving written notice of resignation to the Depositor, the Servicer and each Rating Agency not less than 60 days before the specified resignation date. The resignation shall not be effective until a successor trustee has been appointed. If a successor trustee has not been appointed within 30 days after the trustee gives notice of resignation, the resigning trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

        The Depositor or the Servicer may remove the Trustee and appoint a successor trustee if:

        o the Trustee ceases to meet the eligibility requirements described above and fails to resign after written request to do so is delivered to the Trustee by the Depositor,

        o the Trustee becomes incapable of acting, or is adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or any public officer takes charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or

        o a tax is imposed with respect to the issuing entity by any state in which the trustee or the issuing entity is located and the imposition of the tax would be avoided by the appointment of a different trustee.

        In addition, the holders of Certificates evidencing at least 51% of the Voting Rights of each Class of Certificates may at any time remove the trustee and appoint a successor trustee. Notice of any removal of the trustee shall be given to each Rating Agency by the successor trustee. The party initiating the removal of a trustee will bear any expense associated with the removal of the appointment of a new trustee.

        Any resignation or removal of the trustee and appointment of a successor trustee pursuant to any of the provisions described above will become effective upon acceptance of appointment by the successor trustee.

        A successor trustee will not be appointed unless the successor trustee meets the eligibility requirements described above and its appointment does not adversely affect the then-current ratings of the certificates (without regard to any certificate guaranty insurance policy.

                        Description of the Certificates

        The certificates will be issued pursuant to the Pooling and Servicing Agreement. The following sections of this free writing prospectus supplement are summaries of certain of the material terms of the certificates. The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of IndyMac MBS, Inc., IndyMac Bank, F.S.B. or any of their affiliates.

        The certificates of a series will consist of one or more classes of certificates (the "Class A Certificates") and the Class A-R Certificates (together with the Class A Certificates, the "senior certificates"), the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates (all of which are together are sometimes referred to as the "subordinated certificates") and the Class P Certificates. The Class P Certificates will not bear interest. The Class P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans in the manner set forth in the Pooling and Servicing Agreement. Such prepayment charges will not be available for distribution to the holders of the offered certificates and the other private certificates.

        The "Class Certificate Balance" of any class of certificates (other than any Notional Amount Certificates) as of any Distribution Date is the initial Class Certificate Balance of that class reduced by the sum of

o all amounts previously distributed to holders of certificates of that class as distributions of principal, and

o the amount of Realized Losses (including Excess Losses) allocated to that class; and

o in the case of any class of subordinated certificates, any amounts allocated to the class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts, as described in this free writing prospectus supplement under "--Allocation of Losses,"

provided, however, that the Class Certificate Balance of each class of certificates to which Realized Losses have been allocated will be increased, sequentially in the order of payment priority, by the amount of Subsequent Recoveries on the Mortgage Loans in a related loan group distributed as principal to any related class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of such class of certificates. See "Application of Liquidation Proceeds" in the attached prospectus.

        In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest priority of distribution will be reduced if and to the extent that the aggregate Class Certificate Balance of all classes of certificates (other than the Class P Certificates), following all distributions and the allocation of Realized Losses on any Distribution Date exceeds the pool principal balance as of the Due Date occurring in the month of the Distribution Date (after giving effect to principal prepayments in the related Prepayment Period). The Notional Amount Certificates, if any, do not have Class Certificate Balances and are not entitled to any distributions in respect of principal on the Mortgage Loans.

        The Class A-R Certificates and the private certificates will be issued in fully registered certificated form. All of the remaining classes of offered certificates will be represented by book-entry certificates. The book-entry certificates will be issuable in book-entry form only. The Class A-R Certificates will be issued in a denomination of $100.

Certificate Groups

        If so specified in the prospectus supplement applicable to a series of certificates, each class of certificates may belong to a group of certificates containing other classes having certain common characteristics, including related loan group, interest rate or priority of distribution. A group of classes of senior certificates relating to a common loan group is referred to in this free writing prospectus supplement as a "senior certificate group."

Notional Amount Certificates

        If so specified in the prospectus supplement applicable to a series of certificates, the issuing entity may issue one or more classes of certificates that will not bear interest on their respective Class Certificate Balances but will bear interest on their respective notional amounts (collectively referred to as the "Notional Amount Certificates"). The "Notional Amount" of a class of Notional Amount Certificates will be as described in the related prospectus supplement.

        The "Due Period" means for any Distribution Date, the period commencing on the second day of the month preceding the month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

Component Classes

        If so specified in the prospectus supplement applicable to a series of certificates, one or more classes of certificates may be made up of multiple components having the designations and initial component balances or notional amounts set forth in the related prospectus supplement.

Book-Entry Certificates

        The offered certificates (other than the Class A-R Certificates) will be book-entry certificates (the "Book-Entry Certificates"). The Class A-R Certificates will be issued as a single certificate in fully registered certificated form. Persons acquiring beneficial ownership interests in the Book-Entry Certificates ("Certificate Owners") may elect to hold their Book-Entry Certificates through The Depository Trust Company ("DTC") in the United States, or, upon request, through Clearstream, Luxembourg or the Euroclear System ("Euroclear") in Europe, if they are participants of such systems, or indirectly through organizations that are participants in such systems. The Book-Entry Certificates will be issued in one or more certificates that equal the aggregate Class Certificate Balance or Notional Amount of the offered certificates, as applicable, and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream Banking's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, individually the "Relevant Depositary" and collectively the "European Depositaries"). Investors may hold such beneficial interests in the Book-Entry Certificates in minimum denominations representing Class Certificate Balances or Notional Amounts in the amount as described in the final prospectus supplement for a particular issuing entity and integral multiples of $1,000 in excess thereof. One investor of each class of Book-Entry Certificates may hold a beneficial interest therein that is an integral multiple of $1,000. Except as described below, no person acquiring a Book-Entry Certificate will be entitled to receive a physical certificate representing such offered certificate (a "Definitive Certificate"). Unless and until Definitive Certificates are issued, it is anticipated that the only Certificateholder of the offered certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be Certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations ("Participants") and DTC.

        The Certificate Owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "Financial Intermediary") that maintains the beneficial owner's account for such purpose. In turn, the Financial Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the Certificate Owner's Financial Intermediary is not a Participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).

        Certificate Owners will receive all distributions of principal of, and interest on, the offered certificates from the Trustee through DTC and Participants. While the offered certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "DTC Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the offered certificates and is required to receive and transmit distributions of principal of, and interest on, the offered certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"), with whom Certificate Owners have accounts with respect to offered certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

        Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the offered certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of offered certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the DTC Rules and in accordance with DTC's normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.

        Because of time zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear, as a result of sales of securities by or through a Clearstream, Luxembourg Participant or Euroclear Participant to a Participant, will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures, relating to the offered certificates, see "Material Federal Income Tax Consequences -- Tax Treatment of Foreign Investors" in the attached prospectus and "Global, Clearance, Settlement And Tax Documentation Procedures -- Material U.S. Federal Income Tax Documentation Requirements" in Annex I to this free writing prospectus supplement.

        Transfers between Participants will occur in accordance with DTC Rules. Transfers between Clearstream, Luxembourg Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

        DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the DTC Rules.

        Clearstream Banking, societe anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg ("Clearstream, Luxembourg"), was incorporated in 1970 as "Clearstream, Luxembourg S.A." a company with limited liability under Luxembourg law (a societe anonyme). Clearstream, Luxembourg S.A. subsequently changed its name to Cedelbank. On 10 January 2000, Cedelbank's parent company, Clearstream, Luxembourg International, societe anonyme ("CI") merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG ("DBC"). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in CB) to a new Luxembourg company, New Clearstream, Luxembourg International, societe anonyme ("New CI"), which is 50% owned by CI and 50% owned by DBC's parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream, Luxembourg International currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Clearstream, Luxembourg International's stock.

        Further to the merger, the Board of Directors of New Clearstream, Luxembourg International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is "Clearstream" With effect from January 14, 2000 New CI has been renamed "Clearstream International, societe anonyme." On January 18, 2000, Cedelbank was renamed "Clearstream Banking, societe anonyme" and Clearstream, Luxembourg Global Services was renamed "Clearstream Services, societe anonyme."

        On January 17, 2000 DBC was renamed "Clearstream Banking AG." This means that there are now two entities in the corporate group headed by Clearstream International which share the name "Clearstream Banking," the entity previously named "Cedelbank" and the entity previously named "Deutsche Borse Clearing AG."

        Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, "CSSF," which supervises Luxembourg banks. Clearstream, Luxembourg's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System (the "Euroclear Operator") in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

        Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions on the Book-Entry Certificates will be made on each Distribution Date by the Trustee to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC's normal procedures. Each DTC participant will be responsible for disbursing such payments to the Certificate Owners that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the Certificate Owners that it represents.

        Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co. Distributions with respect to offered certificates held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Material Federal Income Tax Consequences -- Tax Treatment of Foreign Investors" and "Miscellaneous Tax Aspects -- Backup Withholding" in the attached prospectus. Because DTC can only act on behalf of Financial Intermediaries, the ability of a Certificate Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

        Monthly and annual reports on the issuing entity provided by the Trustee to Cede & Co., as nominee of DTC, may be made available to Certificate Owners upon request, in accordance with the DTC Rules and the rules, regulations and procedures creating and affecting the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book-Entry Certificates of such Certificate Owners are credited.

        DTC has advised the Depositor and the Trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book-Entry Certificates under the Pooling and Servicing Agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book-Entry Certificate under the Pooling and Servicing Agreement on behalf of a Clearstream, Luxembourg Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

        Definitive Certificates will be issued to Certificate Owners, or their nominees, rather than to DTC, only if (a) DTC or the Depositor advises the Trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book-Entry Certificates and the Depositor or the Trustee is unable to locate a qualified successor, or (b) after the occurrence of an event of default under the Pooling and Servicing Agreement), beneficial owners having not less than 51% of the voting rights (as defined in the Pooling and Servicing Agreement) evidenced by the offered certificates advise the Trustee and DTC through the

Financial Intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.

        Upon the occurrence of any of the events described in the immediately preceding paragraph, the Trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the Trustee will issue Definitive Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as holders of the related offered certificates under the Pooling and Servicing Agreement.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

        The certificates for a particular series may include classes for which the pass-through rate is based on LIBOR (such certificates, "LIBOR Certificates"). LIBOR applicable to an interest accrual period for a class of LIBOR Certificates will be determined on the second London Business Day prior to the commencement of such interest accrual period (a "LIBOR Determination Date"). On each LIBOR Determination Date the Trustee, as calculation agent (in such capacity, the "Calculation Agent"), will establish LIBOR for the interest accrual period on the basis of the British Bankers' Association ("BBA") "Interest Settlement Rate" for one month deposits in U.S. dollars as found on Moneyline Telerate Page 3750 as of 11:00 a.m. London time on each LIBOR Determination Date ("LIBOR"). Interest Settlement Rates currently are based on rates quoted by sixteen BBA designated banks as being, in the view of such banks, the offered rate at which deposits are being quoted to prime banks in the London interbank market. Such Interest Settlement Rates are calculated by eliminating the four highest rates and the four lowest rates, averaging the eight remaining rates, carrying the result (expressed as a percentage) out to six decimal places, and rounding to five decimal places. "Moneyline Telerate Page 3750" means the display page currently so designated on the Moneyline Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices). "London Business Day" means any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

        If on any LIBOR Determination Date, the Calculation Agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period for the applicable classes of LIBOR Certificates will be calculated in accordance with the method described in the attached prospectus under "Description of the Certificates--Index Applicable to Floating Rate and Inverse Floating Rate Classes--LIBOR."

        If on the initial LIBOR Determination Date, the Calculation Agent is required but unable to determine LIBOR in the manner provided in the attached prospectus, LIBOR for the next interest accrual period will be specified in the related prospectus supplement.

Payments on Mortgage Loans; Accounts

        On or before the closing date, the Servicer will establish an account (the "Certificate Account"), which will be maintained in trust for the benefit of the certificateholders. The Servicer may withdraw funds from the Certificate Account for purposes set forth in the Pooling and Servicing Agreement. The Servicer will deposit or cause to be deposited in the Certificate Account all amounts required to be deposited in it under the Pooling and Servicing Agreement. On or before the closing date, the Trustee will establish an account (the "Distribution Account"), which will be maintained with the Trustee in trust for the benefit of the certificateholders. On or prior to the business day immediately preceding each Distribution Date, the Servicer will withdraw from the Certificate Account the amount of Available Funds for each loan group for that Distribution Date and will deposit such Available Funds in the Distribution Account. The holders of the Class P Certificates will be entitled to all prepayment charges received on the Mortgage Loans and such amounts will not be available for distribution to the holders of the other certificates.

        Prior to each Determination Date, the Servicer is required to provide the Trustee a report containing the data and information concerning the Mortgage Loans that is required by the Trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The Trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Servicer.

Investments of Amounts Held in Accounts

        The Certificate Account and the Distribution Account. At the direction of the Servicer, all funds in the Certificate Account and the Distribution Account will be invested in permitted investments so long as they are received from the Servicer in a timely manner along with specific instructions as to how they are to be invested. All income and gain net of any losses realized will be for the benefit of the Servicer as additional servicing compensation and will be remitted to it monthly as described herein.

        The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the Servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the Servicer's own funds immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the Pooling and Servicing Agreement.

Expenses

        The fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses will be described in tabular format in the prospectus supplement applicable to a series of certificates.

Distributions

        Distributions on the certificates for a series will be made by the Trustee on the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in the first month after the closing date for that series (each, a "Distribution Date"), to the persons in whose names such certificates are registered at the close of business on the Record Date. The "Record Date" for (a) the LIBOR Certificates, so long as such certificates are Book-Entry Certificates, is the business day immediately prior to such Distribution Date and (b) any Definitive Certificates and the certificates (other than the LIBOR Certificates) is the last business day of the month immediately preceding the month of such Distribution Date.

        Distributions on each Distribution Date will be made by check mailed to the address of the person entitled thereto as it appears on the certificate register or, in the case of a certificateholder who has so notified the Trustee in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of such certificateholder at a bank, or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of such certificates at the corporate trust office of the Trustee.

Priority of Distributions Among Certificates

        As more fully described in the related prospectus supplement, distributions on the senior certificates will be made on each Distribution Date primarily from Available Funds of the related loan group for such Distribution Date, and, in certain circumstances, from any Available Funds from the other loan groups remaining after distribution to the senior certificates related to such loan groups. Distributions on the subordinated certificates will be based on any remaining Available Funds for all of the loan groups for such Distribution Date, in each case after giving effect to distributions on all classes of senior certificates and payment in respect of Class PO Deferred Amounts, and will be made in the following order of priority:

        1. to interest on each interest-bearing class of senior certificates in the related senior certificate group, pro rata, based on their respective interest distribution amounts;

        2. to principal on the classes of senior certificates in the related senior certificate group then entitled to receive distributions of principal in the order and subject to the priorities set forth in the prospectus supplement for a particular series, in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes of certificates on the Distribution Date;

        3. to any Class PO Deferred Amounts with respect to the Class PO Certificates, but only from amounts that would otherwise be distributed on the Distribution Date as principal of the subordinated certificates; and

        4. to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations, in each case subject to (x) any payments that may be required to be made as described in this free writing prospectus supplement under "--Cross-Collateralization" and
(y) the limitations set forth in this free writing prospectus supplement under "Description of the Certificates."

        "Available Funds" for a loan group for any Distribution Date will be equal to the sum of

          o all scheduled installments of interest (net of the related Expense Fees for that loan group) and principal due on the Mortgage Loans in that loan group on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

          o all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans in that loan group, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the Servicer's normal servicing procedures and (a) all other cash amounts received and retained in connection with the liquidation of defaulted Mortgage Loans in that loan group, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries with respect to the Mortgage Loans in that loan group;

          o all partial or full prepayments with respect to Mortgage Loans in that loan group received during the related Prepayment Period, together with all interest paid in connection with the prepayments, other than certain excess amounts, and the Compensating Interest allocated to the related loan group; and

          o amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted Mortgage Loan or a Mortgage Loan in that loan group repurchased by the Seller or the Servicer as of the Distribution Date;


        minus

          o amounts in reimbursement for advances previously made and other amounts as to which the Servicer is entitled to be reimbursed from the Certificate Account pursuant to the Pooling and Servicing Agreement.

Interest

        The pass-through rates for each class of certificates entitled to receive distributions of interest will be specified in the related prospectus supplement.

         The "Weighted Average Adjusted Net Mortgage Rate" for a loan group and any Distribution Date means a per annum rate equal to the average of the adjusted net mortgage rate of each Non-Discount Mortgage Loan in that loan group, weighted on the basis of its Stated Principal Balance as of the Due Date in the month prior to the month in which such Distribution Date occurs (after giving effect to prepayments received in the Prepayment Period related to that prior Due Date).

        On each Distribution Date, to the extent of funds available, each interest-bearing class of certificates will be entitled to receive an amount allocable to interest for the related interest accrual period. This "Interest Distribution Amount" for any interest-bearing class will be equal to the sum of (a) interest accrued during the related interest accrual period at the applicable pass-through rate on the related Class Certificate Balance or Notional Amount, as the case may be, immediately prior to the applicable Distribution Date; and (b) the sum of the amounts, if any, by which the amount described in clause (a) above on each prior Distribution Date exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed or deposited, as applicable (which are called "unpaid interest amounts"). The Class PO Certificates are principal only certificates and will not bear interest.

        The interest entitlement described above for each interest-bearing class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by (a) the related loan group, with respect to the senior certificates and (b) all loan groups, with respect to the subordinated certificates. With respect to any Distribution Date and loan group, the "Net Interest Shortfall" is equal to the sum of:

          o any net prepayment interest shortfalls for that loan group and Distribution Date and

          o the amount of interest that would otherwise have been received with respect to any Mortgage Loan in that loan group that was the subject of a Relief Act Reduction or a Special Hazard Loss, Fraud Loss, Debt Service Reduction or Deficient Valuation, after the exhaustion of the respective amounts of coverage provided by the subordinated certificates for those types of losses.

        Net Interest Shortfalls for a loan group on any Distribution Date will be allocated pro rata among all interest-bearing classes of the related senior certificates and the classes of subordinated certificates on such Distribution Date, based on the amount of interest each such class of certificates would otherwise be entitled to receive (or, in the case of the subordinated certificates, be entitled to receive based on each subordinated class' share of the Assumed Balance, as described more fully below) on such Distribution Date, in each case before taking into account any reduction in such amounts from such Net Interest Shortfalls.

        For purposes of allocating Net Interest Shortfalls for a loan group to the subordinated certificates on any Distribution Date, the amount of interest each class of subordinated certificates would otherwise be deemed to be entitled to receive from Available Funds for that loan group on the Distribution Date will be equal to an amount of interest at the pass-through rate on a balance equal to that class' pro rata share (based on their respective Class Certificate Balances) of the Assumed Balance for that Distribution Date. The "Assumed Balance" for a Distribution Date and loan group is equal to the Subordinated Percentage for that Distribution Date relating to that loan group of the aggregate of the Non-PO Percentage of the Stated Principal Balance of the Mortgage Loans in that loan group as of the Due Date occurring in the month prior to the month of that Distribution Date (after giving effect to prepayments received in the Prepayment Period related to such Due Date). Notwithstanding the foregoing, on any Distribution Date after the Final Senior Termination Date, Net Interest Shortfalls for the related loan group will be allocated to the classes of subordinated certificates based on the amount of interest each such class of subordinated certificates would otherwise be entitled to receive on that Distribution Date.

        A "Relief Act Reduction" is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or any similar state or local laws. See "Legal Aspects of the Mortgage Loans -- Servicemembers Civil Relief Act" in the attached prospectus.

        With respect to any Distribution Date, a net prepayment interest shortfall for a loan group is the amount by which the aggregate of the prepayment interest shortfalls experienced by the Mortgage Loans in that loan group during the related Prepayment Period exceeds the sum of (x) the Compensating Interest for that Distribution Date and loan group and (y) the excess, if any, of the Compensating Interest for each other loan group (if any) over the prepayment interest shortfalls for that loan group. A "prepayment interest shortfall" is the amount by which interest paid by a borrower in connection with a prepayment of principal on a Mortgage Loan during the portion of a

Prepayment Period occurring in the month prior to the month of the applicable Distribution Date is less than one month's interest at the related Mortgage Rate, net of the servicing fee rate, on the Stated Principal Balance of the Mortgage Loan.

        If on any Distribution Date, Available Funds for a loan group in the Certificate Account are insufficient to make a full distribution of the interest entitlement on the group of certificates related to that loan group, interest will be distributed on each class of certificates in that certificate group of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates in that certificate group will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the Mortgage Loans in that loan group were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

Principal

        All payments and other amounts received in respect of principal of the Mortgage Loans in a loan group will be allocated between (a) the Class PO Certificates or the related principal-only component of the Class PO Certificates and (b) the related senior certificates (other than the related Notional Amount Certificates and the Class PO Certificates (or related principal-only component of the Class PO Certificates)) and the subordinated certificates, in each case based on the applicable PO Percentage and the applicable Non-PO Percentage, respectively, of those amounts.

        The "Non-PO Percentage" with respect to any Mortgage Loan in a loan group with an adjusted net mortgage rate less than the related Required Coupon (as set forth in the final prospectus supplement for a particular series) (each, a "Discount Mortgage Loan") will be equal to the related adjusted net mortgage rate divided by the related Required Coupon and, with respect to any Mortgage Loan in a loan group with an adjusted net mortgage rate equal to or greater than the related Required Coupon (each a "Non-Discount Mortgage Loan") will be 100%.

        The "PO Percentage" with respect to any Discount Mortgage Loan in a loan group will be equal to (x) the related Required Coupon minus the related adjusted net mortgage rate divided by (y) the related Required Coupon and, with respect to any Non-Discount Mortgage Loan, will be 0%.

        Non-PO Formula Principal Amount. On each Distribution Date, the Non-PO Formula Principal Amount for each loan group will be distributed as principal with respect to the related classes of senior certificates (other than the related Notional Amount Certificates and the Class PO Certificates) in an amount up to the related Senior Principal Distribution Amount and as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

        The "Non-PO Formula Principal Amount" for any Distribution Date and loan group will equal the sum of:

        (i) the sum of the applicable Non-PO Percentage of:

               a) all monthly payments of principal due on each Mortgage Loan in that loan group on the related Due Date,

               b) the principal portion of the purchase price of each Mortgage Loan in that loan group that was repurchased by the Seller or another person pursuant to the Pooling and Servicing Agreement as of the Distribution Date, excluding any Mortgage Loan in that loan group that was repurchased due to a modification of the Mortgage Rate,

               c) the Substitution Adjustment Amount in connection with any deleted Mortgage Loan in that loan group received with respect to the Distribution Date,

               d) any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans in that loan group that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

               e) with respect to each Mortgage Loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan,

               f) all partial and full principal prepayments by borrowers on the Mortgage Loans in that loan group received during the related Prepayment Period, including the principal portion of the purchase price of any Mortgage Loan in that loan group that was repurchased due to modification of the Mortgage Rate, and

               (ii) (A) any Subsequent Recoveries with respect to the Mortgage Loans in that loan group received during the calendar month preceding the month of the Distribution Date, or (B) with respect to Subsequent Recoveries attributable to a Discount Mortgage Loan in that loan group that incurred (1) an Excess Loss or (2) a Realized Loss after the Senior Credit Support Depletion Date, the Non-PO Percentage of any such Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date.

        Senior Principal Distribution Amount. On each Distribution Date before the Senior Credit Support Depletion Date, the Non-PO Formula Principal Amount for a loan group, up to the amount of the related Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the senior certificates (other than the Class PO Certificates) as specified in the related prospectus supplement.

        The "Aggregate Senior Percentage" for any Distribution Date is a fraction, expressed as a percentage, the numerator of which is equal to the aggregate Class Certificate Balance of the senior certificates immediately prior to such Distribution Date and the denominator of which is the aggregate Stated Principal Balance of all the Mortgage Loans as of the Due Date in the month preceding the month of such Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due
Date).

        "Prepayment Period" means for any Distribution Date and Due Date, the period commencing on the sixteenth day of the prior calendar month (or, in the case of the first Distribution Date, the Cut-off Date) and ending on the fifteenth day of the calendar month in which such Distribution Date occurs.

        "Stated Principal Balance" means for any Mortgage Loan and any Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at the time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to previous partial prepayments of principal and the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related mortgagor and to liquidation proceeds allocable to principal received in the prior calendar month and prepayments received through the last day of the Prepayment Period in which the Due Date occurs. The "pool principal balance" equals the aggregate Stated Principal Balance of the Mortgage Loans.

        The "Senior Principal Distribution Amount" for a loan group for any Distribution Date will equal the sum of

        (i) the applicable Senior Percentage of the Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that loan group and that Distribution Date,

        (ii) for each Mortgage Loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

             (a) the related Senior Percentage of the Non-PO Percentage of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date and

             (b) either

                  (x) if no Excess Losses were sustained on a Liquidated Mortgage Loan during the preceding calendar month, the related Senior Prepayment Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan or

                  (y) if an Excess Loss was sustained on the Liquidated Mortgage Loan during the preceding calendar month, the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan, and

       (iii) the related Senior Prepayment Percentage of the applicable Non-PO Percentage amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that loan group and Distribution Date; and

        (iv) the related Senior Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that loan group and the Distribution Date;

provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained on a Mortgage Loan in that loan group that is not a Liquidated Mortgage Loan, the related Senior Principal Distribution Amount will be reduced on the related Distribution Date by the related Senior Percentage of the applicable Non-PO Percentage of the principal portion of the Bankruptcy Loss; provided, further, however, that on any Distribution Date after the Final Senior Termination Date, the Senior Principal Distribution Amount for the remaining senior certificates will be calculated pursuant to the above formula based on all the Mortgage Loans in the issuing entity, as opposed to only the Mortgage Loans in the related loan group.

        The "Senior Percentage" for any senior certificate group and Distribution Date is the percentage equivalent of a fraction the numerator of which is the aggregate Class Certificate Balance of each class of senior certificates of such senior certificate group (other than the Class PO Certificates and the Notional Amount Certificates) immediately before the Distribution Date and the denominator of which is the aggregate of the applicable Non-PO Percentage of Stated Principal Balance of the Mortgage Loans in the related loan group as of the Due Date occurring in the month prior to the month of that Distribution Date (after giving effect to prepayments received on the related Mortgage Loans in the Prepayment Period related to that Due Date); provided, however, that on any Distribution Date after the Final Senior Termination Date, the Senior Percentage of the remaining senior certificate group is the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the senior certificates of such remaining senior certificate group (other than the Class PO Certificates and the Notional Amount Certificates) immediately prior to such date and the denominator of which is the aggregate Class Certificate Balance of all classes of certificates (other than the Class PO Certificates and the Notional Amount Certificates) immediately prior to such Distribution Date.

        For any Distribution Date on and prior to the Final Senior Termination Date, the "Subordinated Percentage" for the portion of the subordinated certificates relating to a loan group will be calculated as the difference between 100% and the Senior Percentage of the senior certificate group relating to that loan group on such Distribution Date. After the Final Senior Termination Date, the Subordinated Percentage will represent the entire interest of the subordinated certificates in the mortgage pool and will be calculated as the difference between 100% and the Senior Percentage for such Distribution Date.

        The "Senior Prepayment Percentage" of a senior certificate group for any Distribution Date occurring during the five year period beginning on the first Distribution Date will equal 100%. Thereafter, each Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates (other than the Class PO Certificates and the Notional Amount Certificates) that receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the pool principal balance evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

        The "Subordinated Prepayment Percentage" for a loan group as of any Distribution Date will be calculated as the difference between 100% and the related Senior Prepayment Percentage for such Distribution Date.

        The Senior Prepayment Percentage of a senior certificate group for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, the related Senior Percentage plus 70% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the second year thereafter, the related Senior Percentage plus 60% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the third year thereafter, the related Senior Percentage plus 40% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the fourth year thereafter, the related Senior Percentage plus 20% of the related Subordinated Percentage for the Distribution Date; and for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date (unless on any Distribution Date the Aggregate Senior Percentage exceeds the initial Aggregate Senior Percentage, in which case the Senior Prepayment Percentage for each senior certificate group for the Distribution Date will once again equal 100%).

        Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage for any loan group will occur unless both of the step down conditions listed below are satisfied with respect to all of the Mortgage
Loans:

          o the aggregate Stated Principal Balance of all Mortgage Loans delinquent 60 days or more (including Mortgage Loans in foreclosure, real estate owned by the issuing entity and Mortgage Loans the mortgagors of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of (a) if such date is on or prior to the Final Senior Termination Date, the Subordinated Percentage for that loan group of the aggregate of the applicable Non-PO Percentage of the Stated Principal Balance of the related Mortgage Loans or
               (b) if such date is after the Final Senior Termination Date, the aggregate Class Certificate Balance of the subordinated certificates immediately prior to that Distribution Date, does not equal or exceed 50%, and

          o cumulative Realized Losses on the Mortgage Loans in each loan group do not exceed

          o commencing with the Distribution Date on the fifth anniversary of the first Distribution Date, 30% of (i) if such date is on or prior to the Final Senior Termination Date, the Subordinated Percentage for that loan group of the aggregate of the applicable Non-PO Percentage of the Stated Principal Balances of the related Mortgage Loans as of the Cut-off Date or (ii) if such date is after the Final Senior Termination Date, the aggregate Class Certificate Balance of the subordinated certificates as of the closing date (in either case the "original subordinate principal balance"),

          o commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

          o commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

          o commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

          o commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

        The "Senior Termination Date" for a senior certificate group is the date on which the aggregate Class Certificate Balance of the senior certificates of such senior certificate group is reduced to zero. The "Final Senior Termination Date" is the date on which the aggregate Class Certificate Balance of the senior certificates in all of the senior certificate groups except for one senior certificate group is reduced to zero.

        If on any Distribution Date the allocation to the class or classes of senior certificates (other than the Class PO Certificates) then entitled to distributions of principal or full and partial principal prepayments and other amounts in the percentages required above would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the class or classes of certificates of the related Senior Percentage and Senior Prepayment Percentage of those amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balance(s) to zero.

Cross-Collateralization

        Cross-Collateralization due to disproportionate principal payments. If a particular series contains three or more loan groups, on each Distribution Date after the first Senior Termination Date but prior to the earlier of the Senior Credit Support Depletion Date and the Final Senior Termination Date, all principal on the Mortgage Loans in the loan group related to the senior certificate group that will have been paid in full will be distributed on a pro rata basis, based on Class Certificate Balance, to the senior certificates then outstanding relating to the other loan groups. However, principal will not be distributed as described above if on that Distribution Date (a) the Aggregate Subordinated Percentage for that Distribution Date is greater than or equal to 200% of the Aggregate Subordinated Percentage as of the closing date and (b) the aggregate Stated Principal Balance of all of the Mortgage Loans delinquent 60 days or more (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates, is less than 50%. If principal from one loan group is distributed to the senior certificates of another loan group according to this paragraph, the subordinated certificates will not receive that principal amount on that Distribution Date.

        Cross-Collateralization due to disproportionate Realized Losses in one loan group. If a particular series contains two or more loan groups and on any Distribution Date the aggregate Class Certificate Balance of the senior certificates of a senior certificate group, after giving effect to distributions to be made on that Distribution Date, is greater than the Non-PO Pool Balance of the Mortgage Loans for that loan group (any such group, the "Undercollateralized Group"), all amounts otherwise distributable as principal to the subordinated certificates (or, following the Senior Credit Support Depletion Date, the amounts described in the following sentence) will be distributed as principal to the senior certificates of the Undercollateralized Group, other than the Class PO Certificates, until the aggregate Class Certificate Balance of the senior certificates of the Undercollateralized Group, other than the Class PO Certificates equals the aggregate Stated Principal Balance of the Mortgage Loans for that loan group (such distribution, an "Undercollateralization Distribution"). If the senior certificates of a senior certificate group constitute an Undercollateralized Group on any Distribution Date following the Senior Credit Support Depletion Date, Undercollateralization Distributions will be made from the excess of the Available Funds for the other loan groups remaining after all required amounts for that Distribution Date have been distributed to the senior certificates, other than the Class PO Certificates, of that related senior certificate group. If a series contains three or more loan groups, and if more than one Undercollateralized Group on any Distribution Date is entitled to an Undercollateralization Distribution, such Undercollateralization Distribution will be allocated among the Undercollateralized Groups, pro rata, based upon the amount by which the aggregate Class Certificate Balance of the senior certificates in each senior certificate group exceeds the sum of the aggregate Stated Principal Balance of the Mortgage Loans for each related Undercollateralized Group. If more than one senior certificate group on any Distribution Date is required to make an Undercollateralization Distribution to an Undercollateralized Group, the payment of such Undercollateralization Distribution will be allocated among such senior certificate groups, pro rata, based upon the aggregate Class Certificate Balance of the related senior certificates. Accordingly, the subordinated certificates will not receive distributions of principal until each Undercollateralized Group is no longer undercollateralized.

        The "Non-PO Pool Balance" for a loan group and any Due Date is equal to the excess, if any, of (x) the aggregate Stated Principal Balance of all Mortgage Loans in the related loan group over (y) the sum of the PO Percentage of the Stated Principal Balance of each Discount Mortgage Loan in that loan group.

        All distributions described in this "Cross-Collateralization" section will be made in accordance with the priorities set forth under "Distributions on the Certificates -- Principal -- Senior Principal Distribution Amount" above and "-- Subordinated Principal Distribution Amount" below.

        Subordinated Principal Distribution Amount. On each Distribution Date and with respect to all of the loan groups, to the extent of Available Funds therefor, the Non-PO Formula Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for each loan group for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount from each loan group (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds from each loan group for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their numerical class designations, beginning with the Class B-1 Certificates, until their respective Class Certificate Balances are reduced to zero.

        With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the sum of the Class Subordination Percentages of such class and all classes of subordinated certificates that have higher numerical class designations than that class (the "Applicable Credit Support Percentage") is less than the Applicable Credit Support Percentage for that class on the date of issuance of the certificates (the "Original Applicable Credit Support Percentage"), no distribution of partial principal prepayments and principal prepayments in full will be made to any of those classes (the "Restricted Classes") and the amount of partial principal prepayments and principal prepayments in full otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.

        The "Class Subordination Percentage" with respect to any Distribution Date and each class of subordinated certificates will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of such class of subordinated certificates immediately prior to such Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all classes of certificates immediately prior to such Distribution Date.

        The "Subordinated Principal Distribution Amount" for any Distribution Date and loan group will equal the sum of

          o the Subordinated Percentage of the applicable Non-PO Percentage for that loan group of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that loan group and that Distribution Date,

          o for each Mortgage Loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the applicable Non-PO Percentage of the portion of the liquidation proceeds allocable to principal received on the Mortgage Loan, after application of the amounts pursuant to clause (ii) of the definition of Senior Principal Distribution Amount, up to the related Subordinated Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date,

          o the Subordinated Prepayment Percentage of the applicable Non-PO Percentage of the amounts described in subclause (f) of clause
               (i)of the definition of Non-PO Formula Principal Amount for that loan group and that Distribution Date, and

          o the Subordinated Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that loan group and Distribution Date,

reduced by the amount of any payments in respect of related Class PO Deferred Amounts on the Distribution Date.


        On any Distribution Date after the Final Senior Termination Date, the Subordinated Principal Distribution Amount will not be calculated by loan group but will equal the amount calculated pursuant to the formula set forth above based on the applicable Subordinated Percentage or Subordinated Prepayment Percentage, as applicable, for the subordinated certificates for such Distribution Date with respect to all of the Mortgage Loans in the mortgage pool as opposed to the Mortgage Loans in the related loan group.

        Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive any Available Funds for any loan group remaining after payment of interest and principal on the senior certificates and Class PO Deferred Amounts on the Class PO Certificates and interest and principal on the subordinated certificates, as described above and, after the final distribution has been made with respect to the certificates. It is not anticipated that there will be any significant amounts remaining for that distribution.

        Class PO Principal Distribution Amount. On each Distribution Date, distributions of principal of the Class PO Certificates (the "Class PO Principal Distribution Amount" ) will be made in an amount equal to the lesser of (x) the related PO Formula Principal Amount for the Distribution Date and
(y) the product of

          o Available Funds for the related loan group remaining after distribution of interest on the senior certificates, and

          o a fraction, the numerator of which is the related PO Formula Principal Amount and the denominator of which is the sum of the PO Formula Principal Amount and the related Senior Principal Distribution Amount.

        If the Class PO Principal Distribution Amount on a Distribution Date is calculated as provided in clause (y) above, principal distributions to holders of the related senior certificates (other than the Class PO Certificates (or the related principal-only component of the Class PO Certificates)) will be in an amount equal to the product of Available Funds for that loan group remaining after distribution of interest on the related senior certificates and a fraction, the numerator of which is the related Senior Principal Distribution Amount and the denominator of which is the sum of the Senior Principal Distribution Amount and the related PO Formula Principal Amount.

        The "PO Formula Principal Amount" for any Distribution Date and the Class PO Certificates (or a principal-only component of the Class PO Certificates) will equal the sum of:

        (i) the sum of the applicable PO Percentage of:

               (a) all monthly payments of principal due on each Mortgage Loan in the related loan group on the related Due Date,

               (b) the principal portion of the purchase price of each Mortgage Loan in the related loan group that was repurchased by the Seller or another person pursuant to the Pooling and Servicing Agreement as of the Distribution Date, excluding any Mortgage Loan in the related loan group that was repurchased due to a modification of the Mortgage Rate,

               (c) the Substitution Adjustment Amount in connection with any deleted Mortgage Loan in the related loan group received for the Distribution Date,

               (d) any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans in the related loan group that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

               (e) for each Mortgage Loan in the related loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of liquidation proceeds allocable to principal received on the Mortgage Loan, and

               (f) all partial and full principal prepayments by borrowers on the Mortgage Loans in the related loan group received during the related Prepayment Period, including the principal portion of the purchase price of any Mortgage Loan in the related loan group that was repurchased due to modification of the Mortgage Rate, and

        (ii) with respect to Subsequent Recoveries attributable to a Discount Mortgage Loan in the related loan group that incurred (1) an Excess Loss or
(2) a Realized Loss after the Senior Credit Support Depletion Date, the PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date.

Allocation of Losses

        On each Distribution Date, the applicable PO Percentage of any Realized Loss, including any Excess Loss, on a Discount Mortgage Loan in a loan group will be allocated to the Class PO Certificates or principal-only component of the Class PO Certificates until its Class Certificate Balance or component balance, as applicable, is reduced to zero. The amount of any Realized Loss, other than an Excess Loss allocated in accordance with the previous sentence on or before the Senior Credit Support Depletion Date, will be treated as a "Class PO Deferred Amount." To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable from Available Funds from all or the loan groups to the Subordinated Principal Distribution Amount, Class PO Deferred Amounts will be paid on the Class PO Certificates before distributions of principal on the subordinated certificates. Any distribution of Available Funds in respect of unpaid Class PO Deferred Amounts will not further reduce the Class Certificate Balance of the Class PO Certificates. The Class PO Deferred Amounts will not bear interest. The Class Certificates Balance of the subordinated certificate then outstanding with the lower priority of distribution will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. After the Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.

        On each Distribution Date, the applicable Non-PO Percentage of any Realized Loss on the Mortgage Loans in a loan group, other than any Excess Loss, will be allocated first to the subordinated certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of each class of subordinated certificates has been reduced to zero, and then to the senior certificates of the related senior certificate group (other than the related Notional Amount Certificates and the Class PO Certificates (or principal-only component of the Class PO Certificates)) pro rata, based upon their respective Class Certificate Balances, except that, if specified in the prospectus supplement applicable to a series of certificates, the applicable Non-PO Percentage of any Realized Losses in the related loan group that would otherwise be allocated to a super senior class of certificates, if any, will instead be allocated to the related support class of certificates, if any.

        On each Distribution Date, the applicable Non-PO Percentage of Excess Losses on the Mortgage Loans in a loan group will be allocated pro rata among the classes of senior certificates of the related senior certificate group and the subordinated certificates as follows:

o the applicable Senior Percentage of the Non-PO Percentage of such Excess Loss will be allocated among the classes of senior certificates in that senior certificate group, pro rata, based on their Class Certificate Balances and

o the applicable Subordinated Percentage of the Non-PO Percentage of such Excess Loss will be allocated among the classes of subordinated certificates, pro rata, based on each class' share of the Assumed Balance for the applicable loan group.

        If a particular series contains more than one loan group, the share of the Assumed Balance for each class of subordinated certificates and a loan group will be based on the Class Certificate Balance of such class of subordinated certificates; provided, however, on any Distribution Date after the Final Senior Termination Date, such Excess Losses on all of the Mortgage Loans will be allocated to the subordinated certificates based upon their respective Class Certificate Balances; provided further, however, on any Distribution Date on and after the Senior Credit Support Depletion Date, the Non-PO Percentage of any Excess Loss on any Mortgage Loan will be allocated pro rata among the classes of senior certificates in the related senior certificate group. Unlike Realized Losses, the Non-PO Percentage of any Excess Losses on the Mortgage Loans in a loan group will be allocated proportionately among all related classes of certificates (other than the Notional Amount Certificates and the Class PO and Class P

Certificates), including any super senior classes of certificates, without any reallocation of such Excess Losses to any support classes of certificates.

        The "Senior Credit Support Depletion Date" is the date on which the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.

        Because principal distributions are paid to some classes of certificates (other than the Class PO Certificates and the Notional Amount Certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the Mortgage Loans than holders of classes that are entitled to receive principal earlier.

        In general, a "Realized Loss" means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the Mortgage Loan exceeds the amount of liquidation proceeds applied to the principal balance of the related Mortgage Loan. "Excess Losses" are Special Hazard Losses in excess of the Special Hazard Loss Coverage Amount, Bankruptcy Losses in excess of the Bankruptcy Loss Coverage Amount and Fraud Losses in excess of the Fraud Loss Coverage Amount. "Bankruptcy Losses" are losses that are incurred as a result of Debt Service Reductions and Deficient Valuations. "Special Hazard Losses" are Realized Losses in respect of Special Hazard Mortgage Loans. "Fraud Losses" are losses sustained on a Liquidated Mortgage Loan by reason of a default arising from fraud, dishonesty or misrepresentation. A "Liquidated Mortgage Loan" is a defaulted Mortgage Loan as to which the Servicer has determined that all recoverable liquidation and insurance proceeds have been received. A "Special Hazard Mortgage Loan" is a Liquidated Mortgage Loan as to which the ability to recover the full amount due thereunder was substantially impaired by a hazard not insured against under a standard hazard insurance policy of the type described in the attached prospectus under "Credit Enhancement -- Special Hazard Insurance Policies." "Subsequent Recoveries" are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.

                 Yield, Prepayment and Maturity Considerations

General

        The effective yield to the holders of each interest-bearing class of certificates (other than the LIBOR Certificates) with an accrual period that does not end on the day immediately preceding each distribution date will be lower than the yield otherwise produced by the applicable rate at which interest is passed through to the holders and the purchase price of the certificates because of the delay caused by difference between interest accrual and timing of monthly distribution. No additional distribution of interest or earnings on them will be made in the case of any class of certificates with such a delay.

        Delinquencies on the Mortgage Loans in a particular issuing entity that are not advanced by or on behalf of the Servicer (because amounts, if advanced, would be nonrecoverable), will adversely affect the yield on the related certificates. Because of the priority of distributions, shortfalls resulting from delinquencies on the Mortgage Loans not so advanced will be borne first by the subordinated certificates, in the reverse order of their numerical class designations, and then by the related senior certificates pro rata. If, as a result of shortfalls on the Mortgage Loans, the aggregate Class Certificate Balance of all classes of certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the Class Certificate Balance of the class of subordinated certificates then outstanding with the highest numerical class designation will be reduced by the amount of the excess.

        Net Interest Shortfalls on the Mortgage Loans in a loan group will adversely affect the yields on the interest-bearing classes of offered certificates related to that loan group. In addition, although all losses on the Mortgage Loans in a loan group initially will be borne by the subordinated certificates in the reverse order of their priority of distribution (either directly or through distributions in respect of Class PO Deferred Amounts), Excess Losses on the Mortgage Loans in a loan group will be borne by all classes of certificates (other than the Class P Certificates and the related Notional Amount Certificates) related to that loan group on a pro rata basis. Moreover, because the Subordinated Principal Distribution Amount for each Distribution Date will be reduced by the amount of any distributions on the Distribution Date in respect of the Class PO Deferred Amounts on subordinated certificates then entitled to a distribution of principal will be less than it otherwise would be in the absence of Class

PO Deferred Amounts. As a result, the yields on the offered certificates related to a loan group will depend on the rate and timing of Realized Losses, including Excess Losses on the Mortgage Loans in that loan group. Excess Losses could occur at a time when one or more classes of the subordinated certificates are still outstanding and otherwise available to absorb other types of Realized Losses on the Mortgage Loans.

Prepayment Considerations and Risks

        The rate of principal distributions on any class of certificates, the aggregate amount of distributions on that class and the yield to maturity of that class will be related to the rate and timing of payments of principal on the related Mortgage Loans. The rate of principal payments on the Mortgage Loans will in turn be affected by the amortization schedules of the Mortgage Loans and by the rate of principal prepayments, including for this purpose prepayments resulting from refinancing, liquidations of the Mortgage Loans due to defaults, casualties, condemnations and repurchases by the Seller or the Servicer. Unless otherwise specified in the related prospectus supplement, the Mortgage Loans may be prepaid by the borrowers at any time without a prepayment charge. Any Mortgage Loans that provide for prepayment charges may demonstrate a lower rate of principal prepayments than Mortgage Loans that do not provide for prepayment charges. One or more classes of certificates of a series may be entitled to receive all or a portion of the prepayment charges received on the Mortgage Loans in the related issuing entity, or alternatively the Servicer may be entitled to retain those amounts as additional servicing compensation, but in any event, those amounts will not be available for distribution on the other classes of certificates. Under certain circumstances, the Servicer may waive the payment of any otherwise applicable prepayment charge. Investors should conduct their own analysis of the effect, if any, that the prepayment charges, and decisions by the Servicer with respect to the waiver thereof, may have on the prepayment performance of the Mortgage Loans. The Depositor makes no representations as to the effect that the prepayment charges, and decisions by the Servicer with respect to the waiver thereof, may have on the prepayment performance of the Mortgage Loans. In addition, many of the Mortgage Loans in an issuing entity may not provide for any payments of principal for an extended period following their origination. These interest only loans may involve a greater degree of risk because, if the related borrower defaults, the outstanding principal balance of the Mortgage Loans will be higher than for amortizing Mortgage Loans. During their interest only periods, these interest only loans may be less likely to prepay as the interest only feature may reduce the perceived benefits of refinancing due to the smaller monthly payment. However, as an interest only loan approaches the end of its interest only period, it may be more likely to be prepaid, even if market interest rates at the time are only slightly higher or lower than the interest rate on the interest only loans as the related borrowers seek to avoid increases in their respective monthly mortgage payment. The Mortgage Loans will be subject to the "due-on-sale" provisions included therein. However, the Servicer may choose not to accelerate a Mortgage Loan upon the conveyance of the related mortgaged property if the Servicer would make a similar decision with respect to a comparable Mortgage Loan held for its own account.

        Prepayments, liquidations and purchases of the Mortgage Loans in a loan group will result in distributions on the related certificates of principal amounts which would otherwise be distributed over the remaining terms of these Mortgage Loans. This includes any optional repurchase by the Seller of a defaulted Mortgage Loan and any optional purchase of the remaining Mortgage Loans in connection with the termination of the issuing entity, in each case as will be described, if necessary, in the related prospectus supplement. Because the rate of payment of principal of the Mortgage Loans in any issuing entity will depend on future events and a variety of factors, no assurance can be given as to the rate of payment of principal of those Mortgage Loans or the rate of principal prepayments. The extent to which the yield to maturity of a class of certificates of a series may vary from the anticipated yield will depend upon the degree to which the certificate is purchased at a discount or premium, and the degree to which the timing of payments thereon is sensitive to prepayments, liquidations and purchases of the related Mortgage Loans. Further, an investor should consider the risk that, if purchasing principal only certificates and any other certificate purchased at a discount, a slower than anticipated rate of principal payments (including prepayments) on the related Mortgage Loans could result in an actual yield to the investor that is lower than the anticipated yield and, in the case of any Notional Amount Certificates and any other certificate purchased at a premium, a faster than anticipated rate of principal distributions on the related certificates could result in an actual yield to the investor that is lower than the anticipated yield. Investors in Notional Amount Certificates should carefully consider the risk that a rapid rate of principal payments on the related Mortgage Loans could result in the failure of the investors to recover their initial investments. In addition, certain classes of certificates may be structured to have specific principal payment windows and therefore may not receive distributions of principal for a certain period following the closing date.

        The rate of principal payments (including prepayments) on pools of mortgage loans may vary significantly over time and may be influenced by a variety of economic, geographic, social and other factors, including changes in borrowers' housing needs, job transfers, unemployment, borrowers' net equity in the mortgaged properties, servicing decisions, as well as the characteristics of the Mortgage Loans included in the mortgage pool. In general, if prevailing interest rates were to fall significantly below the mortgage rates on the Mortgage Loans in any issuing entity, those Mortgage Loans could be subject to higher prepayment rates than if prevailing interest rates were to remain at or above the mortgage rates on the Mortgage Loans. Conversely, if prevailing interest rates were to rise significantly, the rate of prepayments on the Mortgage Loans would generally be expected to decrease. No assurances can be given as to the rate of prepayments on the Mortgage Loans in stable or changing interest rate environments. With respect to any mortgage loans that are balloon loans, those balloon loans involve a greater degree of risk than fully amortizing mortgage loans because typically the borrower must be able to refinance the loan or sell the property to make the balloon payment at maturity. The ability of the borrower to do this will depend on such factors as mortgage rates at the time of the sale or refinancing, the borrower's equity in the property, the relative strengths of the local housing market, the financial condition of the borrower and tax laws. Furthermore, with respect to up to 30% of the Mortgage Loans in each loan group in any issuing entity, the Depositor may be permitted to deliver all or a portion of each related mortgage file to the Trustee after the closing date. In that event, should the Seller fail to deliver all or a portion of any mortgage files to the Depositor or other designee of the Depositor or, at the Depositor's direction, to the Trustee, within that period, the Seller will be required to use its best efforts to deliver a substitute Mortgage Loan for the related delayed delivery Mortgage Loan or repurchase the related delayed delivery Mortgage Loan. Any repurchases pursuant to this provision would also have the effect of accelerating the rate of prepayments on the Mortgage Loans.

        The Senior Prepayment Percentage of the applicable Non-PO Percentage of all principal prepayments on the Mortgage Loans in a loan group will be initially distributed to the classes of senior certificates in the related senior certificate group (other than the related Notional Amount Certificates and the Class PO Certificates (or the related principal-only component of the Class PO Certificates) then entitled to receive principal prepayment distributions. In that event, this will result in all (or a disproportionate percentage) of the principal prepayments being distributed to holders of the classes of senior certificates and none (or less than their pro rata share) of the principal prepayments being distributed to the subordinated certificates during the periods of time described in the definition of Senior Prepayment Percentage.

        The timing of changes in the rate of prepayments on the Mortgage Loans in a loan group in any issuing entity may significantly affect an investor's actual yield to maturity, even if the average rate of principal payments is consistent with an investor's expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on an investor's yield to maturity. The effect on an investor's yield as a result of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the offered certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

The Subordinated Certificates

        The weighted average life of, and the yield to maturity on, the subordinated certificates, in increasing order of their numerical class designation, will be progressively more sensitive to the rate and timing of mortgagor defaults and the severity of ensuing losses on the Mortgage Loans. In particular, the rate and timing of mortgagor defaults and the severity of ensuing losses on the Mortgage Loans may be affected by the characteristics of the Mortgage Loans as described in this free writing prospectus supplement under "The Mortgage Pool -- General" and "-- Underwriting Process." If the actual rate and severity of losses on the Mortgage Loans is higher than those assumed by a holder of a subordinated certificate, the actual yield to maturity of the certificate may be lower than the yield expected by the holder based on the holder's assumptions. The timing of losses on the Mortgage Loans will also affect an investor's actual yield to maturity, even if the rate of defaults and severity of losses over the life of the Mortgage Loans are consistent with an investor's expectations. In general, the earlier a loss occurs, the greater the effect on an investor's yield to maturity. Realized Losses on the Mortgage Loans will reduce the Class Certificate Balance of the applicable class of subordinated certificates to the extent of any losses allocated to it, without the receipt of cash attributable to the reduction. In addition, shortfalls in cash available for distributions on the subordinated certificates will result in a reduction in the Class Certificate Balance of the class of subordinated certificates then outstanding with the highest numerical class designation if and to the extent that the aggregate Class


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Certificate Balance of the certificates (other than the Class P Certificates), following all distributions and the allocation of Realized Losses on the Mortgage Loans on a Distribution Date, exceeds the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month of the Distribution Date. As a result of the reductions, less interest will accrue on the class of subordinated certificates than otherwise would be the case. The yield to maturity of the subordinated certificates will also be affected by the disproportionate allocation of principal prepayments to the certificates, Net Interest Shortfalls and other cash shortfalls in Available Funds and distribution of funds to Class PO Certificateholders otherwise available for distribution on the subordinated certificates to the extent of reimbursement for Class PO Deferred Amounts on the Class PO Certificates. See "Description of the Certificates -- Allocation of Losses" in the related prospectus supplement.

        If on any Distribution Date, the Applicable Credit Support Percentage for any class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution) is less than its Original Applicable Credit Support Percentage, all partial principal prepayments and principal prepayments in full on the Mortgage Loans available for distribution on the subordinated certificates will be allocated solely to that class and all other classes of subordinated certificates with lower numerical class designations, thereby accelerating their amortization relative to that of the related Restricted Classes and reducing the weighted average lives of the classes of subordinated certificates receiving the distributions. Accelerating the amortization of the classes of subordinated certificates with lower numerical class designations relative to the other classes of subordinated certificates is intended to preserve the availability of the subordination provided by the other classes.

                              Credit Enhancement

Subordination

        The applicable Non-PO Percentage of any Realized Losses on the Mortgage Loans will be allocated among the related classes of senior certificates as specified in this free writing prospectus supplement under "Description of the Certificates--Allocation of Losses."

        The rights of the holders of the subordinated certificates to receive distributions with respect to the Mortgage Loans will be subordinated to the rights of the holders of the related senior certificates and the rights of the holders of each class of related subordinated certificates (other than the Class B-1 Certificates) to receive the distributions that are allocated to the related subordinated certificates will be further subordinated to the rights of the class or classes of subordinated certificates with lower numerical class designations, in each case only to the extent described in this free writing prospectus supplement or as described in the prospectus supplement for a particular series. The subordination of the subordinated certificates to the senior certificates and the subordination of the classes of subordinated certificates with higher numerical class designations to those with lower numerical class designations is intended to increase the likelihood of receipt, respectively, by the applicable senior certificateholders and the holders of the subordinated certificates with lower numerical class designations of the maximum amount to which they are entitled on any Distribution Date and to provide the holders protection against Realized Losses, other than Excess Losses, on the related Mortgage Loans. In addition, the subordinated certificates will provide limited protection against Special Hazard Losses, Bankruptcy Losses and Fraud Losses up to the Special Hazard Loss Coverage Amount, Bankruptcy Loss Coverage Amount and Fraud Loss Coverage Amount, respectively, on the related Mortgage Loans as described in the prospectus supplement for a particular series. The Non-PO Percentage of Realized Losses, other than Excess Losses, on the Mortgage Loans will be allocated to the subordinated certificates then outstanding with the highest numerical class designation. In addition, the Class Certificate Balance of the class of subordinated certificates having the highest numerical designation will be reduced by the amount of distributions on the Class PO Certificates in reimbursement for Class PO Deferred Amounts.

        A "Deficient Valuation" is a bankruptcy proceeding whereby the bankruptcy court may establish the value of the mortgaged property at an amount less than the then outstanding principal balance of the Mortgage Loan secured by the mortgaged property or may reduce the outstanding principal balance of a Mortgage Loan. In the case of a reduction in that value of the related mortgaged property, the amount of the secured debt could be reduced to that value, and the holder of the Mortgage Loan thus would become an unsecured creditor to the extent the outstanding principal balance of the Mortgage Loan exceeds the value so assigned to the mortgaged property by the bankruptcy court. In addition, other modifications of the terms of a Mortgage Loan can result from a bankruptcy


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proceeding, including the reduction (a "Debt Service Reduction") of the amount of the monthly payment on the related Mortgage Loan. However, none of these shall be considered a Debt Service Reduction or Deficient Valuation so long as the Servicer is pursuing any other remedies that may be available with respect to the related Mortgage Loan and either the Mortgage Loan has not incurred payment default or scheduled monthly payments of principal and interest are being advanced by the Servicer without giving effect to any Debt Service Reduction or Deficient Valuation.

                               Tax Consequences

        The tax consequences of the purchase, ownership or disposition of the certificates of any series under any federal, state, local or foreign tax law will be specified in the prospectus supplement for that series of certificates.

        All investors are encouraged to consult their tax advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of the certificates.

                             ERISA Considerations

        Any fiduciary of an employee benefit or other plan or arrangement (such as an individual retirement account or Keogh plan) that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to Section 4975 of the Code (a "Plan"), that proposes to cause the Plan to acquire any classes of certificates in a series (directly or indirectly through investment by an entity or account holding assets of the Plan) is encouraged to consult with its counsel with respect to the potential consequences of the Plan's acquisition and ownership of the certificates under ERISA and Section 4975 of the Code. Section 406 of ERISA prohibits "parties in interest" with respect to an employee benefit plan subject to ERISA from engaging in various different types of transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on prohibited transactions involving "disqualified persons" and Plans described under that Section. ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not subject to the requirements of Section 4975 of the Code.

        Although it is generally expected that the underwriters of a series will have been granted an administrative exemption (the "Exemption") by the U.S. Department of Labor from some of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of securities in pass-through trusts that consist of specified receivables, loans and other obligations that meet the conditions and requirements of the Exemption, to the extent specified in the prospectus supplement relating to a series of certificates, an underwriter may not have such an Exemption or certain features of the certificates may preclude them from being covered by the Exemption.

        In addition, depending on the forms of credit enhancement employed with respect to a series of certificates, investors that are Plans might also be required to satisfy the requirements of an investor-based exemption in order to invest in those certificates.

        See "ERISA Considerations" in the prospectus.




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                            Index of Defined Terms

advance 27
Aggregate Senior Percentage 41
Applicable Credit Support Percentage 45
Assumed Balance 39
Available Funds 38
Bankruptcy Losses 48
BBA 36
Book-Entry Certificates 32
Calculation Agent 36
Certificate Account 36
Certificate Owners 32
CI 34
Class Certificate Balance 31
Class PO Deferred Amount 47
Class PO Principal Distribution Amount 46
Class Subordination Percentage 45
Clearstream, Luxembourg 34
Compensating Interest 27
Cooperative 34
Cut-off Date 19
DBC 34
Debt Service Reduction 52
Deficient Valuation 51
Definitive Certificate 32
deleted mortgage loan 20
Depositor 18
Determination Date 27
Distribution Account 36
Distribution Date 37
DTC 32
DTC Rules 33
Due Date 26
Due Period 32
ERISA 52
Euroclear 32
Euroclear Operator 34
Euroclear Participants 34
European Depositaries 32
excess interest 11
Excess Losses 48
Exemption 52
Expense Fee Rate 26
Expense Fees 26
FICO Credit Scores 19
Financial Intermediary 32
Fraud Losses 48
Indirect Participants 33
IndyMac Bank 21
Interest Distribution Amount 39
Interest Settlement Rate 36
LIBOR 36
LIBOR Determination Date 36
Liquidated Mortgage Loan 48
loan group 18
Loan-to-Value Ratio 19
London Business Day 36
Moneyline Telerate Page 3750 36
Mortgage Loans 18
Mortgage Rate 18
Net Interest Shortfall 39
New CI 34
Notional Amount 32
Notional Amount Certificates 32
Original Applicable Credit Support Percentage 45
original subordinate principal balance 43
overcollateralization 11
Participants 32
Plan 52
PO Formula Principal Amount 46
pool principal balance 41
Pooling and Servicing Agreement 18
prepayment interest shortfall 39
Prepayment Period 41
Principal Amount 40
Realized Loss 48
Record Date 37
Relevant Depositary 32
Relief Act Reduction 39
replacement mortgage loan 20
Restricted Classes 45
senior certificate group 31
senior certificates 31
Senior Credit Support Depletion Date 48
Senior Percentage 42
Senior Prepayment Percentage 42
Senior Principal Distribution Amount 41
Senior Termination Date 43
Servicer 18
Special Hazard Losses 48
Special Hazard Mortgage Loan 48
Stated Principal Balance 41
subordinated certificates 31
Subordinated Percentage 42
Subordinated Prepayment Percentage 43
Subordinated Principal Distribution Amount 45
Subsequent Recoveries 48
Substitution Adjustment Amount 20
Terms and Conditions 35
Third Party Insurer Default 16
Trustee 18
Undercollateralization Distribution 44
Undercollateralized Group 44
unpaid interest amounts 39
Weighted Average Adjusted Net Mortgage Rate 38


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                                                                       Annex I
                                                                       -------



                                  PROSPECTUS

            [Prospectus dated February 27, 2006 previously filed on
                     EDGAR under file number 333-127556]













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